UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
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BMC Software, Inc.

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BMC Software, Inc.
2101 CityWest Boulevard
Houston, Texas 77042
(713) 918-8800

July 19, 2007

Dear Stockholder:

BMC Software’s Annual Meeting of Stockholders will be held on Tuesday, August 21, 2007 at 10:00 a.m., local time, in the Maverick room at The Hyatt Regency DFW, International Parkway, DFW Airport, Texas. We look forward to your attendance either in person or by proxy. If you received your Annual Meeting materials by mail, the annual report, notice of Annual Meeting, proxy statement and proxy card from our Board of Directors are enclosed. If you received your Annual Meeting materials via e-mail, the e-mail contains voting instructions and links to the annual report and proxy statement on the Internet at www.bmc.com/investors. We encourage you to conserve natural resources, as well as significantly reduce our printing and mailing costs, by signing up for electronic delivery of BMC Software stockholder communications. For more information, see “Electronic Delivery of BMC Software Stockholder Communications” in the proxy statement.

At this year’s Annual Meeting, we request your approval of three proposals. First, we seek the election of 10 members to our Board of Directors. Second, we seek ratification of the appointment of Ernst & Young LLP as our independent registered public accountants for fiscal 2008. Third, we seek ratification and approval of the BMC Software, Inc. 2007 Incentive Plan (the “2007 Incentive Plan”). Our Board of Directors recommends that you vote FOR each of these proposals. Please refer to the proxy statement for detailed information on each of the proposals to be considered at the Annual Meeting.

Very truly yours,

B. GARLAND CUPP

Chairman of the Board

BMC SOFTWARE, INC.
2101 CityWest Boulevard
Houston, Texas 77042-2827

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
August 21, 2007

To the stockholders of
BMC Software, Inc.:

The Annual Meeting of stockholders of BMC Software, Inc., a Delaware corporation (“BMC Software”), will be held in the Maverick room at The Hyatt Regency DFW, International Parkway, DFW Airport, Texas on August 21, 2007 at 10:00 a.m., local time.

We are holding the Annual Meeting for the following purposes:

1. To elect 10 directors, each to serve until the next annual stockholders’ meeting or until his or her respective successor has been duly elected or appointed;

2. To ratify the appointment of Ernst & Young LLP as independent registered public accountants of BMC Software for the fiscal year ending March 31, 2008;

3. To ratify and approve the BMC Software, Inc. 2007 Incentive Plan; and

4. To transact such other business as may properly come before the Annual Meeting and at any adjournments or postponements of the meeting.

The above matters are fully described in the proxy statement, which is part of this notice. We have not received notice of any other matters that may be properly presented at the Annual Meeting.

Only stockholders of record at the close of business on July 6, 2007 will be entitled to vote at the Annual Meeting. A list of stockholders entitled to vote at the Annual Meeting will be available for inspection at our offices, 2101 CityWest Boulevard, Houston, Texas 77042 for 10 days prior to the Annual Meeting. If you would like to review the stockholder list, please call our investor relations department at (713) 918-4525 to schedule an appointment.

To ensure that your vote is recorded promptly, please vote as soon as possible, even if you plan to attend the Annual Meeting. Most stockholders have three options for submitting their vote: (1) via the Internet, (2) by phone or (3) by mail using the paper proxy card. For further details, see “Voting” and your proxy card or the email you received for electronic delivery of this proxy statement. If you have Internet access, we encourage you to record your vote on the Internet. It is convenient and it saves us significant postage and processing costs.

By Order of the Board of Directors,

Denise M. Clolery
Secretary

July 19, 2007

This proxy statement and the Annual Report to stockholders will be made available on the Internet at www.bmc.com/investors on or about July 19, 2007.

Electronic Delivery of BMC Software Stockholder Communications

If you received your Annual Meeting materials by mail, we encourage you to conserve natural resources, as well as significantly reduce our printing and mailing costs, by signing up to receive your BMC Software stockholder communications via e-mail. With electronic delivery, you will be notified via e-mail as soon as the annual report and the proxy statement are available on the Internet, and you can easily submit your stockholder votes online. Electronic delivery can also help reduce the number of bulky documents in your personal files and eliminate duplicate mailings. If you would like to view future proxy statements and annual reports over the Internet instead of receiving paper copies, you can elect to do so by voting at http://www.proxyvote.com and providing your e-mail address after you vote. Your election to view these documents over the Internet will remain in effect until you elect otherwise. Please be aware that if you choose to access these materials over the Internet, you may incur costs such as telephone and Internet access charges for which you will be responsible. If you choose to view future proxy statements and annual reports over the Internet, next year you will receive an e-mail with instructions on how to view those materials and vote.

Your electronic delivery enrollment will be effective until you cancel it. If you have questions about electronic delivery, please call our investor relations department at (713) 918-4525.

Stockholders Sharing the Same Last Name and Address

In accordance with notices we sent to certain stockholders, we are sending only one copy of our annual report and proxy statement to stockholders who share the same last name and address, unless they have notified us that they want to continue receiving multiple copies. This practice, known as “householding,” is designed to reduce duplicate mailings and save significant printing and postage costs as well as natural resources.

If you received a householded mailing this year and you would like to have additional copies of our annual report and/or proxy statement mailed to you or you would like to opt out of this practice for future mailings, please call 1-800-542-1061 or write to Householding Department, 51 Mercedes Way, Edgewood, NY 11717, including your name, the name of your broker or other holder of record and your account number(s). If you revoke your consent, you will be removed from the Householding program within 30 days of receipt of your revocation and each stockholder at your address will receive individual copies of our disclosure documents. You may also contact us if you received multiple copies of the Annual Meeting materials and would prefer to receive a single copy in the future.

Attending the Annual Meeting

The Annual Meeting will be held at 10:00 a.m., local time, on Tuesday, August 21, 2007, in the Maverick room at The Hyatt Regency DFW, International Parkway, DFW Airport, Texas. When you arrive, signs will direct you to the Maverick room. Please note that the doors to the meeting room will not be open until 9:15 a.m. You do not need to attend the Annual Meeting to vote. Even if you plan to attend the Annual Meeting, please submit your vote in advance as instructed below.

Voting

To ensure that your vote is recorded promptly, please vote as soon as possible, even if you plan to attend the Annual Meeting in person. Most stockholders have three options for submitting their votes: (1) via the Internet, (2) by phone or (3) by mail using the paper proxy card. If you have Internet access, we encourage you to record your vote on the Internet. It is convenient and it saves us significant postage and processing costs. In addition, when you vote via the Internet or by phone prior to the meeting date, your vote is recorded immediately and there is no risk that postal delays will cause your vote to arrive late and therefore not be counted. For further instructions on voting, see your proxy card or the e-mail you received for electronic delivery of this proxy statement. If you attend the Annual Meeting, you may also submit your vote in person, and any previous votes that you submitted, whether by Internet, phone or mail, will be superseded by the vote that you cast at the Annual Meeting.

BMC SOFTWARE, INC.
2101 CityWest Boulevard
Houston, Texas 77042-2827

PROXY STATEMENT

FOR ANNUAL MEETING OF STOCKHOLDERS
To Be Held August 21, 2007

This proxy statement is furnished to the stockholders of BMC Software, Inc. in connection with the solicitation of proxies by the Board of Directors (the “Board”). The proxies are to be voted at the 2007 Annual Meeting of stockholders of BMC Software (the “Annual Meeting”) to be held in the Maverick room at The Hyatt Regency DFW, DFW Airport, Texas, at 10:00 a.m., local time, on August 21, 2007, and any adjournments or postponements thereof, for the purposes set forth in the accompanying notice. The Board is not aware of any other matters to be presented at the Annual Meeting. If any other matter should be presented at the Annual Meeting upon which a vote properly may be taken, shares represented by all duly executed proxies received by us will be voted with respect thereto in accordance with the best judgment of the persons designated as the proxies. This proxy statement and the accompanying form of proxy have been mailed to stockholders on or about July 19, 2007.

As of July 6, 2007, the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting, there were outstanding and entitled to vote 201,324,042 shares of the common stock, $.01 par value, of BMC Software (the “Common Stock”). Each share of Common Stock entitles the holder to one vote on each matter presented at the Annual Meeting. A majority of the outstanding shares present in person or by proxy will constitute a quorum.

Proxies will be voted in accordance with the directions specified thereon and otherwise in accordance with the judgment of the persons designated as proxies. Any proxy on which no direction is specified will be voted FOR the election of the nominees named herein to the Board, FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accountants for fiscal 2008 and FOR the ratification and approval of the BMC Software, Inc. 2007 Incentive Plan (the “2007 Incentive Plan”).

Our annual report to stockholders containing financial statements for the fiscal year ended March 31, 2007 accompanies this proxy statement. Stockholders are referred to the annual report for financial and other information about our business activities. The annual report is not incorporated by reference into this proxy statement and is not deemed to be a part hereof.

QUESTIONS AND ANSWERS ABOUT THE MEETING AND VOTING

1.	What is a proxy?

It is your legal designation of another person to vote the stock you own. That other person is called a proxy. If you designate someone as your proxy in a written document, that document also is called a proxy or a proxy card. Robert E. Beauchamp, President, Chief Executive Officer and a Director, and Denise M. Clolery, Senior Vice President, General Counsel and Secretary, have been designated as proxies for the 2007 Annual Meeting.

2.	What is a proxy statement?

It is a document that the regulations of the Securities and Exchange Commission (“SEC”) require us to give you when we ask you to sign a proxy card designating Robert E. Beauchamp and Denise M. Clolery each as proxies to vote on your behalf. The proxy statement includes information about the proposals to be considered at the Annual Meeting and other required disclosures including information about our Board and officers.

3.	What is the difference between a stock owner of record and a stock owner who holds stock in street name?

(a) If your shares are registered in your name, you are a stockholder of record.

(b) If your shares are registered in the name of your broker or bank, your shares are held in street name.

4.	What different methods can you use to vote?

(a) By Internet Proxy: All stockholders of record as of July 6, 2007 can have their shares voted by proxy via the Internet, using the procedures and instructions described on the proxy card and other enclosures. Votes submitted electronically via the Internet or by telephone must be received by 11:59 p.m. Eastern Time, on August 20, 2007.

(b) By Telephone Proxy: All stockholders of record as of July 6, 2007 can also have their shares voted by proxy via touch-tone telephone from the U.S. and Canada, using the toll free telephone number on the proxy card. Votes submitted electronically via the Internet or by telephone must be received by 11:59 p.m. Eastern Time, on August 20, 2007.

Street name holders may vote by telephone or over the Internet if their bank or broker makes those methods available, in which case the bank or broker will enclose the instructions with the proxy statement. The telephone and Internet voting procedures, including the use of control numbers, are designed to authenticate stockholders’ identities, to allow share owners to vote their shares and to confirm that their instructions have been properly recorded.

(c) By Written Proxy: All stockholders of record as of July 6, 2007 can also vote by written proxy card. Votes submitted via written proxy must be received by 5:00 p.m. Eastern Time on August 20, 2007.

(d) In Person: All stockholders of record as of July 6, 2007 may vote in person at the Annual Meeting. Street name holders may vote in person at the Annual Meeting only if they obtain a legal proxy from their bank or broker.

5.	What is the record date and what does it mean?

The record date for the 2007 Annual Meeting is July 6, 2007. The record date is established by the Board as required by Delaware law. Owners of record of Common Stock at the close of business on the record date are entitled to:

(a) receive notice of the Annual Meeting, and

(b) vote at the Annual Meeting and any adjournments or postponements of the meeting.

6.	How can you revoke a proxy?

A stockholder can revoke a proxy prior to the completion of voting at the Annual Meeting by giving written notice to our Secretary, delivering a later-dated proxy (via the Internet, by telephone or by written proxy card), or voting in person at the Annual Meeting.

7.	What are your voting choices when voting for director nominees, and what vote is needed to elect Directors?

In the vote on the election of ten director nominees to serve until the 2008 Annual Meeting, stockholders may:

(a) vote in favor of all nominees,

(b) vote to withhold votes as to all nominees, or

(c) vote to withhold votes as to specific nominees.

The nominees receiving votes of a majority of the shares entitled to vote at the Annual Meeting in person or by proxy will be elected as directors. A vote to withhold votes as to a nominee will be treated as a vote against that nominee. Stockholders may not cumulate their votes in the election of directors.

The Board recommends a vote FOR each of the nominees.

8.	What are your voting choices when voting on the ratification of the appointment of Ernst & Young LLP as independent registered public accountants for fiscal 2008, and what vote is needed to ratify their appointment?

In the vote on the ratification of the appointment of Ernst & Young LLP as independent registered public accountants for fiscal 2008, stockholders may:

(a) vote in favor of the ratification,

(b) vote against the ratification, or

(c) abstain from voting on the ratification.

The proposal to ratify the appointment of Ernst & Young LLP as independent registered public accountants for 2008 will require approval by votes of a majority of the shares entitled to vote at the Annual Meeting in person or by proxy.

The Board recommends a vote FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accountants for fiscal 2008.

9.	What are your voting choices when voting on the BMC Software, Inc. 2007 Incentive Plan?

In the vote on the ratification and approval of the 2007 Incentive Plan, stockholders may:

(a) vote in favor of the 2007 Incentive Plan,

(b) vote against the 2007 Incentive Plan, or

(c) abstain from voting on the 2007 Incentive Plan.

The proposal to ratify and approve the 2007 Incentive Plan will require approval by votes of a majority of the shares entitled to vote at the Annual Meeting in person or by proxy.

The Board recommends a vote FOR the ratification and approval of the 2007 Incentive Plan.

10.	What if a stockholder does not specify a choice for a matter when returning a proxy?

Stockholders should specify their choice for each matter on the enclosed proxy. If no specific instructions are given, proxies which are signed and returned will be voted FOR the election of all director nominees, FOR the proposal to ratify the appointment of Ernst & Young LLP and FOR the approval of the Incentive Plan.

11.	How are abstentions and broker non-votes counted?

Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business. Abstentions and broker non-votes will have the same effect as a vote against the proposals.

PROPOSAL ONE: ELECTION OF DIRECTORS

The size of our Board is currently set at eleven directors. John W. Barter recently announced that he will not be standing for re-election at the Annual Meeting for personal reasons, and the Board has not nominated a replacement yet. Therefore, the Board has adopted a resolution reducing the size of the Board to ten directors effective as of the Annual Meeting. The ten current Board members, other than Mr. Barter, are the Board’s nominees for the upcoming election of directors. Based upon a review of their professional and personal affiliations, the Board has determined that nine of the director nominees are independent directors, as defined in the applicable rules for companies listed on the New York Stock Exchange (“NYSE”). The remaining director nominee is Robert E. Beauchamp, our President and Chief Executive Officer, and therefore is not independent. Each director serves a one-year term, with all directors subject to annual election. Except for Thomas J. Smach, each of the nominees listed below was elected by the stockholders at the last annual meeting. Mr. Smach was appointed by the Board, effective June 1, 2007, to fill a vacancy on the Board created by the resignation from the Board of Louis J. Lavigne, Jr. No proxy may be voted for more persons than the number of nominees listed below. Shares represented by all duly executed proxies received by us and not marked to withhold authority to vote for any individual director or for all directors will be voted FOR the election of all the nominees named below. The nominees receiving votes of a majority of the shares entitled to vote at the meeting will be elected as directors. Stockholders may not cumulate their votes in the election of directors.

Recommendation of the Board

The Board recommends a vote “FOR” the election to the Board of each of the following nominees:

			Director
Name	Age	Position and Office Held	Since

B. Garland Cupp	66	Director — Independent Chairman of the Board	1989
Robert E. Beauchamp	47	Director, President and Chief Executive Officer	2001
Jon E. Barfield	55	Director	2001
Meldon K. Gafner	59	Director	1987
Lew W. Gray	70	Director	1991
P. Thomas Jenkins	47	Director	2004
Kathleen A. O’Neil	55	Director	2002
George F. Raymond	70	Director	1987
Thomas J. Smach	47	Director	2007
Tom C. Tinsley	54	Director	1997

Mr. Cupp was employed by the American Express Corporation from 1978 to 1995 in various executive positions. His last position before retiring in 1995 was Executive Vice President — TRS Technologies and Chief Information Officer at the Travel Related Services subsidiary of American Express Corporation. Mr. Cupp is currently a private investor.

Mr. Beauchamp has served as our President and Chief Executive Officer since January 2001. He brings to these positions a thorough understanding of our business with experience in key areas, including business strategy, research and development, marketing and sales. Mr. Beauchamp joined us in May 1988, dedicating six years to the sales organization and progressing from senior account representative to sales manager. While in sales he gained a solid understanding of the business issues our customers face on a daily basis. He joined our marketing organization in 1994 as Vice President, Strategy Marketing & Development and subsequently assumed responsibility for our mergers and acquisitions efforts as Vice President, Business Strategy. Prior to his selection as President and CEO, he further developed his knowledge of our company and the software business as Senior Vice President of Research and Development. Mr. Beauchamp currently serves on the board of National Oilwell Varco, Inc., a public company, and is active in the Houston business community serving on several civic boards.

Mr. Barfield has served since 1995 as the Chairman and Chief Executive Officer of The Bartech Group, Inc., one of the nation’s largest minority-owned professional staffing firms specializing in engineering, information technology, outsourcing services, and managing the staffing requirements of regional and global corporations on an outsourced basis. From 1981 to 1995 Mr. Barfield served as President of The Bartech Group. He practiced corporate and securities law at Sidley Austin from 1977 to 1981. Mr. Barfield is a director of the following public companies: Dow Jones & Company, National City Corporation and CMS Energy Corporation.

Mr. Gafner is the Chief Executive Officer of the Farsight Group, a company that specializes in advanced communications equipment and consulting. Mr. Gafner served as Chairman of the Board of Kestrel Solutions from April 1997 to June 2001. He was President, Chief Executive Officer and Chairman of the Board of Comstream Corporation, a manufacturer of high-speed satellite earth stations for data distribution, from July 1988 to July 1997. He also serves as a director for several private companies.

Mr. Gray is a private investor. He was employed by International Business Machines Corporation (“IBM”) in various executive positions including President, U.S. National Marketing Division. He was a Corporate Vice President of IBM from 1983 to 1987 and was Corporate Vice President for worldwide education at the time of his retirement in 1987.

Mr. Jenkins currently serves as Chairman of the Board of Open Text Corporation, a public company and a leader in providing enterprise content management. He served as Chief Executive Officer of Open Text from July 1997 to July 2005. From December 1994 to July 1997, Mr. Jenkins held progressive executive positions with Open Text.

Ms. O’Neil is the President and Chief Executive Officer of Liberty Street Advisors, LLC, a company that she founded in 2001. Liberty Street Advisors, LLC advises public and private companies on corporate governance, risk management, strategy development, infrastructure needs, leadership alignment and execution of change initiatives. Prior to her work at Liberty Street Advisors, Ms. O’Neil was employed at IBM as general manager of the company’s global financial markets infrastructure group from January 2001 to September 2001. Prior to joining IBM, Ms. O’Neil served for 24 years at the Federal Reserve Bank of New York in a series of executive roles including chief operations officer, chief financial officer, chief administrative officer and chief risk officer. Earlier in her career she was the bank’s chief financial examiner. She is a member of the board of directors of John Carroll University, a member of the board of directors of MetLife Bank and the lead independent director at Guidance Software, Inc., a public company.

Mr. Raymond is a private investor and President of Buckland Corporation, a private consulting company. He founded Automatic Business Centers, Inc. (“ABC”), a payroll processing company in 1972 and sold the company to CIGNA Corporation (“CIGNA”) in 1983. Mr. Raymond and other members of ABC’s management repurchased ABC in 1986 from CIGNA and sold ABC to Automatic Data Processing Corporation in 1989. Mr. Raymond is a director of the following public companies: Heartland Payment Systems and NationsHealth. He also serves as a director for several private companies.

Mr. Smach currently serves as the Chief Financial Officer of Flextronics International Limited, an electronics manufacturing services company. He was the Senior Vice President, Finance from April 2000 to December 2004 following Flextronics’s acquisition of the Dii Group, Inc., a provider of electronics manufacturing services. From August 1997 to April 2000, he served as the Senior Vice President, Chief Financial Officer and Treasurer of the Dii Group, Inc. Mr. Smach is a certified public accountant. Mr. Smach is a director of Crocs, Inc., a public company, and Adva Optical Networking, a public company listed on the Frankfurt, Germany stock exchange.

Mr. Tinsley has been a Partner with General Atlantic Partners, a private equity investment firm, since February 2001 and served as a Special Advisor to the firm from September 1999 until becoming a partner. Mr. Tinsley joined Baan Company N.V., in November 1995 as President and Chief Operating Officer and served in that position until June 1999. Prior to joining Baan, he was a Director at McKinsey & Company, Inc., where he was employed for eighteen years. Mr. Tinsley is a director of Critical Path, a public company. He also serves as a director of several private technology companies.

Corporate Governance and Board Matters

Corporate governance is typically defined as the system that allocates duties and authority among a company’s stockholders, board of directors and management. The stockholders elect the Board and vote on extraordinary matters; the Board is the company’s governing body, responsible for hiring, overseeing and evaluating management, particularly the Chief Executive Officer (“CEO”); and management runs the company’s day-to-day operations. The nominees for election include nine independent directors, as defined by the rules of the NYSE, and our President and Chief Executive Officer. The Board’s principal responsibility is to promote the best interests of our stockholders by providing guidance and oversight for the management of our business and affairs.

The Board has adopted Corporate Governance Guidelines, and the Board’s Corporate Governance and Nominating Committee is responsible for overseeing the guidelines and making recommendations to the Board concerning corporate governance matters. The guidelines can be viewed on our website at www.bmc.com/investors. Among other matters, the guidelines include the following:

•	Membership on our Board will be predominantly non-employee directors who, at a minimum, meet the criteria for independence required by the NYSE.

•	The Board has adopted additional independence criteria set forth in the guidelines.

•	Each regularly scheduled Board meeting will include an executive session of the independent directors.

•	The Board conducts an annual evaluation of itself, its committees and each individual director.

•	The Board prefers that the roles of Chairman of the Board and CEO be held by separate individuals, but if the Board ever decides to vest the role of Chairman in the CEO, then the Board will appoint an independent director as Presiding Director.

•	The Board expects our directors and officers to exhibit the highest standards of ethical behavior and to set an ethical tone for our company.

•	To effectively discharge their oversight duties, the Board has direct access to management.

•	Members of the Board are elected annually by the stockholders.

•	The Board is committed to a diversified membership.

The Board’s Corporate Governance Guidelines contain a guideline that generally, a director will not be nominated to a new term if he or she would be age 70 or older at the time of the election; provided, that such director has had the opportunity to serve at least five years as a director. In determining the list of nominees to stand for election at the Annual Meeting, the Board considered the guideline with respect to Messrs. Gray and Raymond, each of whom is 70 years old, and determined that it is in our best interests and in the best interests of our stockholders to nominate Messrs. Gray and Raymond for re-election at the 2007 Annual Meeting. Mr. Raymond serves as Chair of the Audit Committee, and Mr. Gray serves as a member of the Compensation Committee.

The Board and its committees meet throughout the year on a set schedule and also hold special meetings and act by written consent from time to time as appropriate. Board agendas include regularly scheduled executive sessions for the independent directors (all of whom are non-employee directors) to meet without management present. The Chairman, who is an independent, non-employee director, presides over the executive sessions. The Board met in person four times in fiscal 2007 and held two telephonic meetings. The independent directors met in executive session at the conclusion of each of the in-person meetings. Each Board member attended at least 75% of the total number of meetings of the Board and its committees. Each director is encouraged to be present at annual meetings of stockholders. At the 2006 annual meeting of stockholders, ten of the eleven directors were in attendance.

The Board currently has, and appoints the members of, standing Audit, Compensation, Corporate Governance and Nominating, and Mergers and Acquisitions Committees. Each committee has a written charter approved by the Board. These charters are available on our website at www.bmc.com/investors. We will also furnish copies of any charter upon request. Requests for copies should be directed to Ms. Denise M. Clolery, Secretary, BMC Software, Inc., 2101 CityWest Blvd., Houston, Texas 77042.

The members of the committees are identified in the following table.

Corporate
			Governance and	Mergers and
Director	Audit	Compensation	Nominating	Acquisitions

B. Garland Cupp			X	X
Jon E. Barfield	X		X
John W. Barter			Chair	X
Meldon K. Gafner		Chair
Lew W. Gray		X
P. Thomas Jenkins		X		Chair
Kathleen A. O’Neil	X		X
George F. Raymond	Chair
Thomas J. Smach	X
Tom C. Tinsley		X		X

As a non-independent director, Mr. Beauchamp does not serve on any of the Board committees. Mr. Barter is not standing for re-election at the Annual Meeting, and the Board will appoint a new Chair of the Corporate Governance and Nominating Committee prior to the Annual Meeting.

Audit Committee.  The Audit Committee has been established to assist the Board in fulfilling its responsibility to oversee (i) the quality and integrity of our financial statements and the process that produces them, (ii) our compliance with legal and regulatory requirements, (iii) the quality and integrity of our risk management process, and (iv) the qualifications and independence of the independent registered public accountants. The Audit Committee also oversees the performance of our internal audit function. The Audit Committee has sole responsibility for the retention and termination of the independent registered public accountants. The Audit Committee operates pursuant to a charter, which can be viewed on our website at www.bmc.com/investors. The Board has determined that each of the members of the Audit Committee qualifies as an “audit committee financial expert” as defined by the regulations of the SEC, and each of the members meets the independence criteria for audit committee members as defined by the NYSE. No member of the Audit Committee serves on more than three public company audit committees. In fiscal 2007, the Audit Committee held four in-person meetings and 10 telephonic meetings. Mr. Smach was appointed to our Board and our Audit Committee effective June 1, 2007. The report of the Audit Committee begins on page 47.

Compensation Committee.  The Compensation Committee’s primary function is to support the Board in fulfilling its oversight responsibilities relating to senior management performance, compensation and succession. In this regard, the Board and Compensation Committee align total compensation for the CEO and other senior executives with the long-term interests of stockholders. The Compensation Committee’s duties include: making recommendations to the Board with respect to all compensation plans covering executive officers, administering our equity plans, reviewing our employee benefits and reviewing our Compensation Discussion and Analysis disclosure. The Compensation Committee operates pursuant to a charter, which can be viewed on our website at www.bmc.com/investors. In fiscal 2007, the Compensation Committee held four in-person meetings and three telephonic meetings. The Compensation Discussion and Analysis section, which begins on page 25, contains information on the roles of the Compensation Committee, the Board, executive officers and outside consultants in determining or recommending executive compensation.

Corporate Governance and Nominating Committee.  The Corporate Governance and Nominating Committee (the “Governance Committee”) is appointed by the Board to ensure that the Board governance system performs well. The duties of the Governance Committee include annually reviewing and reassessing the adequacy of our corporate governance guidelines, managing the Board’s annual evaluation process, monitoring director independence and overseeing outside director compensation. In addition, the Governance Committee assesses the appropriate balance of skills, characteristics and perspectives required for an effective Board, identifies, screens and recommends qualified director candidates and periodically reassesses the adequacy of the Board’s size. The Governance Committee operates pursuant to a charter, which can be viewed on our website at www.bmc.com/investors. The Governance Committee identifies director candidates through a variety of means, including recommendations from other Board members and management. From time to time, the Governance Committee utilizes third party search consultants to identify director candidates. The Governance Committee will consider all stockholder recommendations for candidates for the Board, which should be sent to the Governance Committee, c/o Denise M. Clolery, Secretary, BMC Software, Inc., 2101 CityWest Blvd., Houston, TX 77042, and should include the recommended candidate’s name, biographical data and qualifications. The Governance Committee’s minimum qualifications and specific qualities and skills required for directors are set forth in Section 12 of our Corporate Governance Guidelines which can be viewed on our website at www.bmc.com/investors. The Governance Committee screens all potential candidates in the same manner regardless of the source of the recommendation. The Governance Committee’s review is typically based on any written materials provided with respect to the potential candidate. The Governance Committee determines whether the candidate meets our minimum qualifications and specific qualities and skills for directors and whether requesting additional information or an interview is appropriate. In fiscal 2007, the Governance Committee held three in-person meetings and three telephonic meetings.

Mergers and Acquisitions Committee.  The Mergers and Acquisitions Committee (the “M&A Committee”) is appointed by the Board to review and assess, and assist the Board in reviewing and assessing, potential acquisitions, strategic investments and divestitures. The duties of the M&A Committee include providing guidance to management and the Board with respect to our acquisition, investment and divestiture strategies, assisting management and the Board with identifying acquisition, investment and divestiture opportunities, and overseeing management’s and the Board’s due diligence process with respect to proposed acquisitions, investments and divestitures. The M&A Committee operates pursuant to a charter, which can be viewed on our website at www.bmc.com/investors. In fiscal 2007, the M&A Committee held three in-person meetings.

Communications from Stockholders to the Board.  The Board is receptive to direct communication with stockholders and recommends that stockholders initiate any communications with the Board in writing and send them in care of the Secretary. Stockholders can send communications by e-mail to directors@bmc.com, by fax to (713) 918-1110 or by mail to Denise M. Clolery, Secretary, BMC Software, Inc., 2101 CityWest Blvd., Houston, Texas 77042. This centralized process will assist the Board in reviewing and responding to stockholder communications in an appropriate manner. The name of any specific intended Board recipient should be noted in the communication. Communications to the Board must include the number of shares owned by the stockholder as well as the stockholder’s name, address, telephone number and email address, if any. The Board has instructed the Secretary, prior to forwarding any correspondence, to review such correspondence and, pursuant to Board policy, not to forward certain items if they are deemed of a commercial or frivolous nature or otherwise inappropriate for the Board’s consideration. In such cases, some of that correspondence may be forwarded elsewhere within our company for review and possible response. A more detailed disclosure regarding our Board Communication Policy is available on our website at www.bmc.com/investors.

Certain Relationships and Related Party Transactions

The Board’s Governance Committee is responsible for review, approval, or ratification of “related-person transactions” between us or our subsidiaries and related persons. Under SEC rules, a related person is a director, executive officer, nominee for director, or 5% stockholder of the company since the beginning of the last fiscal year and their immediate family members. We have adopted written policies and procedures that apply to any transaction or series of transactions in which we or a subsidiary are a participant and a related person has a direct or indirect material interest. The Governance Committee will determine, in its discretion, whether to approve or disapprove of an interested transaction. In determining whether to approve or ratify an interested transaction, the Governance Committee will take into account, among other factors it deems appropriate, whether the interested transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the related person’s interest in the transaction. The Governance Committee has determined that, barring additional facts or circumstances, a related person does not have a direct or indirect material interest in the following categories of transactions:

•	compensation to executive officers determined by the Compensation Committee;

•	compensation to directors determined by the Board; and

•	transactions in which all security holders receive proportional benefits.

In fiscal 2007, there were no related-person transactions requiring review by the Governance Committee or disclosure.

Employee Code of Ethics

The Board has adopted a Professional Conduct Policy and Code of Ethics for our company. The Board requires all directors, officers and employees to adhere to this policy and code of ethics in addressing the legal and ethical issues encountered in conducting their work. This includes our principal executive officer and principal financial and accounting officers. A copy of this policy and code of ethics can be viewed at our website at www.bmc.com. Among other matters, this policy and code of ethics is designed to deter wrongdoing and to promote:

•	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•	full, fair, accurate, timely and understandable disclosure in reports and documents that we file with, or furnish to, the SEC and in other public communications made by us;

•	compliance with applicable governmental laws, rules and regulations;

•	the prompt internal reporting of violations of the code to an appropriate person or persons identified in the code; and

•	accountability for adherence to the code.

Compensation of Directors

It is the general policy of the Board that compensation for directors who are not our employees (“non-employee directors”) should be a mix of cash and equity-based compensation. Any employee director, such as our CEO, is not paid for Board service in addition to his regular employee compensation. Non-employee directors may not receive consulting, advisory or other compensatory fees from us in addition to their Board compensation. With the assistance of outside compensation consultants, the directors and Corporate Governance and Nominating Committee of the Board periodically review our director compensation practices and compare them against the practices of a selected peer group of technology companies (the same peer group as we use for executive compensation benchmarking) as well as against the practices of public company boards generally. The Board believes that compensation for non-employee directors should be competitive and should fairly compensate directors for the time and skills devoted to serving our company but should not be so great as to compromise independence.

During fiscal 2007, non-employee directors received an annual retainer of $35,000, and the independent Chairman of the Board received an annual retainer of $105,000. Each non-employee director also received a $3,000 meeting fee for each in person Board meeting attended. There were four such meetings in fiscal 2007. Members of Board committees received annual retainers for their service on committees in fiscal 2007 as set forth in the following chart:

Committee	Chair Retainer	Member Retainer

Audit	$22,000	$13,000
Compensation	$15,000	$9,000
Corporate Governance and Nominating	$10,000	$6,000
Mergers and Acquisitions	$10,000	$6,000

The Board instituted changes to the annual retainers for Board committees effective April 1, 2007. The new annual retainers are set forth in the following chart:

Committee	Chair Retainer	Member Retainer

Audit	$27,000	$16,000
Compensation	$18,000	$11,000
Corporate Governance and Nominating	$12,000	$7,000
Mergers and Acquisitions	$12,000	$7,000

Each non-employee director is eligible to participate in our Deferred Compensation Plan for Outside Directors (the “director deferral plan”) which permits each participant to defer the receipt of cash compensation for services until a later distribution date. Until distribution, all deferred amounts are deemed invested in our Common Stock. Non-employee directors are reimbursed for all travel and related expenses incurred in connection with their Board service. Following the Annual Meeting and assuming that each director is elected to serve as a director for a one-year term at the Annual Meeting, each non-employee director will be granted a stock option to purchase 30,000 shares of Common Stock and the Chairman of the Board will be granted a stock option to purchase 50,000 shares of Common Stock. The exercise price of these options will be the fair market value, which is calculated as the average of the high and low price of the Common Stock on the date of grant (the date of the Annual Meeting), and each option will have a ten-year term and will become fully exercisable on the one-year anniversary of the grant date. Upon ceasing to be a member of the Board, each director will be entitled to continue to hold and exercise these stock options for up to three years. Upon joining the Board, a new director appointed to fill a vacancy or elected by the Board will be granted a stock option to purchase the pro rata portion of 30,000 shares of Common Stock based upon the number of quarters to be served prior to the next annual meeting of stockholders at which time the new director would stand for election by our stockholders. In 2002, the Board adopted a requirement that each non-employee director own 5,000 shares of Common Stock by the later of: (i) the fifth anniversary after adoption of this requirement or (ii) a director’s fifth anniversary of joining the Board. For information on the number of shares of Common Stock owned by the members of the Board as of July 6, 2007 see “Security Ownership of Management” on page 24.

Fiscal 2007 Director Compensation Table

The following table sets forth the compensation details for each non-employee director for services to us during fiscal 2007.

	Fees
	Earned
	or Paid		Option
	in Cash		Awards	Total
Name	($)		($)(4)	($)

B. Garland Cupp(1)	135,000	(3)	668,206	803,206
Jon E. Barfield	69,000	(3)	428,254	497,254
John W. Barter	63,000		428,254	491,254
Meldon K. Gafner	62,000		428,254	490,254
Lew W. Gray	62,000	(3)	301,321	363,321
P. Thomas Jenkins	66,000		399,911	465,911
Louis J. Lavigne, Jr.(2)	58,685		399,911	458,596
Kathleen A. O’Neil	72,000	(3)	465,620	537,620
George F. Raymond	68,215	(3)	309,352	377,567
Tom C. Tinsley	68,000	(3)	428,254	496,254

(1)	Mr. Cupp serves as independent Chairman of the Board. Mr. Cupp deferred 50% of his fees pursuant to the director deferral plan described above. No other director participated in the director deferral plan in fiscal 2007.

(2)	Mr. Lavigne resigned as a director for personal reasons effective February 5, 2007.

(3)	Includes $6,000 in fees for attendance at business meetings and at site visits at our offices in Tel Aviv and Tel Hai, Israel and Pune, India for the purpose of the Board gaining deeper knowledge and understanding of our significant operations in these locations.

(4)	Represents the expense incurred by us in fiscal 2007, as determined under Financial Accounting Standard No. 123R (“FAS 123R”), for outstanding awards granted to non-employee directors. See the table below for the assumptions used in our calculation of option expense in the above table.

The following table sets forth the number of stock options held by each non-employee director as of March 31, 2007:

			Total
	Vested	Unvested	Outstanding
Name	Stock Options	Stock Options	Stock Options

B. Garland Cupp	230,000	50,000	280,000
Jon E. Barfield	160,000	30,000	190,000
John W. Barter	220,000	30,000	250,000
Meldon K. Gafner	220,000	30,000	250,000
Lew W. Gray	200,000	30,000	230,000
P. Thomas Jenkins	52,500	30,000	82,500
Louis J. Lavigne, Jr.	55,000	—	55,000
Kathleen A. O’Neil	125,000	30,000	155,000
George F. Raymond	178,500	30,000	208,500
Tom C. Tinsley	220,000	30,000	250,000

The following table sets forth the assumptions used in our calculation of fiscal 2007 option expense and included in the Fiscal 2007 Director Compensation Table above:

		Assumptions					Grant Date Fair
				Risk-Free			Value of Stock
			Expected	Interest	Dividend	Fiscal 2007	Awards Granted in
	Grant	Volatility	Life	Rate	Yield	Expense	Fiscal 2007
Name	Date	(%)	(Years)	(%)	($)	($)	($)

B. Garland Cupp	8/22/06	38.55	8	4.802	0	414,641	684,815
	8/23/05	53.28	5	4.191	0	206,327
	8/29/02	80.00	5	2.765	0	47,238

Jon E. Barfield	8/22/06	38.13	10	4.895	0	276,115	456,027
	8/23/05	53.28	5	4.191	0	123,796
	8/29/02	80.00	5	2.765	0	28,343

John W. Barter	8/22/06	38.13	10	4.895	0	276,115	456,027
	8/23/05	53.28	5	4.191	0	123,796
	8/29/02	80.00	5	2.765	0	28,343

Meldon K. Gafner	8/22/06	38.13	10	4.895	0	276,115	456,027
	8/23/05	53.28	5	4.191	0	123,796
	8/29/02	80.00	5	2.765	0	28,343

Lew W. Gray	8/22/06	30.62	4	4.737	0	149,182	246,387
	8/23/05	53.28	5	4.191	0	123,796
	8/29/02	80.00	5	2.765	0	28,343

P. Thomas Jenkins	8/22/06	38.13	10	4.895	0	276,115	456,027
	8/23/05	53.28	5	4.191	0	123,796

Louis J. Lavigne, Jr.	8/22/06	38.13	10	4.895	0	276,115	456,027
	8/23/05	53.28	5	4.191	0	123,796

Kathleen A. O’Neil	8/22/06	38.13	10	4.895	0	276,115	456,027
	8/23/05	53.28	5	4.191	0	123,796
	11/08/02	78.00	5	2.863	0	65,709

George F. Raymond	8/22/06	30.62	4	4.737	0	149,182	246,387
	8/23/05	53.28	5	4.191	0	123,796
	8/29/02	80.00	5	2.765	0	36,373

Tom C. Tinsley	8/22/06	38.13	10	4.895	0	276,115	456,027
	8/23/05	53.28	5	4.191	0	123,796
	8/29/02	80.00	5	2.765	0	28,343

PROPOSAL TWO: RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

The Audit Committee of the Board has appointed Ernst & Young LLP (“Ernst & Young”) as our independent registered public accountants to audit our consolidated financial statements for fiscal 2008. Ernst & Young has served as our independent registered public accountants since March 19, 2002. As a matter of good corporate governance, the Audit Committee has determined to submit Ernst & Young’s selection to stockholders for ratification. In the event that this selection is not ratified by a majority of the shares of Common Stock entitled to vote at the Annual Meeting, the Audit Committee will review its future selection of independent registered public accountants.

The charter of the Audit Committee provides that the committee is responsible for the pre-approval of all auditing services and permitted non-audit services to be performed by the independent registered public accountants, subject to the requirements of applicable law. The Audit Committee monitors the independence of the independent registered public accountants in part through a strict pre-approval policy. The Audit Committee reviews and pre-approves all audit and non-audit services performed by Ernst & Young as well as the fees charged by Ernst & Young for such services. The procedures for pre-approving all audit and non-audit services provided by the independent registered public accountants include the Audit Committee reviewing a budget for audit services, audit-related services, tax services and other services. The budget includes a description of, and a budgeted amount for, particular categories of audit and non-audit services that are anticipated at the time the budget is submitted. Audit Committee approval is required to exceed the budgeted amount for a particular category of non-audit services or to engage the independent registered public accountants for any services not included in the budget. In accordance with its charter, the Audit Committee may delegate the authority to grant pre-approvals to the committee chair. Typically, the Audit Committee itself reviews the matters to be approved. The Audit Committee periodically monitors the services rendered by and actual fees paid to the independent registered public accountants to ensure that such services are within the parameters approved by the Audit Committee. In its review and pre-approval of non-audit services, the Audit Committee considers among other factors, the possible effect of the performance of such services on Ernst & Young’s independence. To avoid potential conflicts of interest and to maintain auditor independence, SEC rules and regulations prohibit a publicly traded company from obtaining certain non-audit services from its independent registered public accountants. The Audit Committee does not pre-approve, and we do not obtain, any of those prohibited services from Ernst & Young. The Audit Committee does not delegate its responsibilities to management to pre-approve services performed by the independent registered public accountants.

Representatives of Ernst & Young are expected to attend the Annual Meeting and are expected to be available to respond to questions and, if they desire, to make a statement.

Fees Paid to Ernst & Young

The following table shows the fees that we paid or accrued for the audit and other services provided by Ernst & Young for fiscal years 2007 and 2006, all of which were approved by the Audit Committee:

	2007	2006
	(In thousands)

Audit Fees	$10,146	$11,012
Audit-Related Fees	—	11
Tax Fees	219	285

Total	$10,365	$11,308

Audit Fees.  Fees for audit services include fees associated with the annual audit, including the audit of the effectiveness of internal control over financial reporting, and quarterly reviews of our consolidated financial statements, statutory audits required internationally and consents related to documents filed with the SEC, and accounting and financial reporting consultations and research necessary to comply with generally accepted auditing standards.

Audit-Related Fees.  Fees for audit-related services relate to employee benefit plan audits.

Tax Fees.  Fees for tax service include tax compliance and tax advice including, but not limited to, international tax compliance and advice, federal and state tax advice, mergers and acquisitions tax advice and assistance with the preparation of foreign tax returns.

Recommendation of the Board

The Board recommends a vote “FOR” the ratification of the appointment of Ernst & Young as our independent registered public accountants for fiscal 2008.

PROPOSAL THREE: RATIFICATION AND APPROVAL OF THE
BMC SOFTWARE, INC. 2007 INCENTIVE PLAN

On June 15, 2007, the Board adopted, approved and established the BMC Software, Inc. 2007 Incentive Plan (the “2007 Incentive Plan”), the full text of which is set forth as Annex A and is made a part hereof. We are required to seek stockholder approval of the 2007 Incentive Plan pursuant to the rules of the NYSE. The following description of the 2007 Incentive Plan is qualified in its entirety by reference to the applicable provisions of the plan document.

Purpose

The 2007 Incentive Plan allows us to grant equity-based compensation and performance-based cash bonuses to officers, non-employee directors, and employees of ours or any affiliate of ours (the “Eligible Persons”) to stimulate their efforts toward the continued success of our company and to give them an ownership interest in our company. The 2007 Incentive Plan will also provide us with a means to attract, reward, and retain key personnel. In the event that the 2007 Incentive Plan is not adopted, we may have considerable difficulty in attracting and retaining qualified personnel, officers, and directors.

Shares Subject to Plan

The Board has reserved eighteen million, two hundred and fifty thousand (18,250,000) shares (the “Share Reserve”) of our Common Stock for issuance pursuant to awards that may be made under the 2007 Incentive Plan, subject to adjustment as provided therein. This amount includes any shares remaining available for issuance but not yet issued as of the date of stockholder approval of the 2007 Incentive Plan from our 2000 Employee Stock Incentive Plan and our 2002 Employee Incentive Plan. Amendments to these two plans are described later under “Other Equity Incentive Plans.” Up to 100% of the Share Reserve can be issued in the form of any Award (as defined below), including incentive stock options, or in a combination of Awards.

The Share Reserve is reduced at any time (a) by one (1) share for each share issued pursuant to Awards of options or stock appreciation rights, and (b) by two and one-quarter (2.25) shares for each share issued pursuant to all other Awards. Any shares of stock used in settlement of a withholding obligation with respect to any Award will be considered issued under the 2007 Incentive Plan and shall count against the Share Reserve. In the event all or a portion of an Award is forfeited, cancelled, expired, or terminated before becoming vested, paid, exercised, converted, or otherwise settled in full, that number of shares shall be again available under the 2007 Incentive Plan and shall not count against the Share Reserve. Such shares would return to the reserve in proportion to the number of shares by which the reserve was reduced at the time of grant or issuance. However, to the extent an Award is settled in cash, shares will not be treated as having been issued under the 2007 Incentive Plan and will therefore not reduce the number of shares available for grant.

Classes of Eligible Persons

The aggregate benefits and/or amounts that will be received in the future by our officers, non-employee directors, and employees or any other persons pursuant to the 2007 Incentive Plan are not presently determinable.

As of the date of this proxy statement, the sizes of the respective classes of Eligible Persons under the 2007 Incentive Plan are approximately as follows:

Class	Number of Individuals

Executive Officers	10
Non-Employee Directors	10
Employees	6,000

Administration

The 2007 Incentive Plan, when approved, will be administered by a committee appointed by the Board, which may consist of two or more “outside directors” within the meaning of Section 162(m) of the Internal Revenue Code (the “Committee”). All questions of interpretation of the 2007 Incentive Plan are to be determined by the Committee and its decisions are final and binding upon all participants. Awards under the 2007 Incentive Plan will be determined by the Committee.

Non-Employee Director Awards

The 2007 Incentive Plan permits the Committee to grant Awards to our non-employee directors. The maximum number of shares of Common Stock that may be granted to each non-employee director during a fiscal year shall not exceed seventy-five thousand (75,000).

Awards

The 2007 Incentive Plan permits the Committee to make awards of shares of Common Stock and awards of derivative securities related to the value of Common Stock. The closing market price of Common Stock as of July 6, 2007 was $30.32. These discretionary awards may be made on an individual basis, or pursuant to a program approved by the Committee for the benefit of a group of Eligible Persons.

The 2007 Incentive Plan permits the Committee to make awards of a variety of incentives, including stock awards, options to purchase shares of Common Stock, stock appreciation rights, restricted stock units, performance awards, phantom stock, and dividend equivalent rights (together, “Awards”).

The number of shares of Common Stock as to which an Award is granted and the recipient of any Award shall be determined by the Committee, subject to the provisions of the 2007 Incentive Plan. Awards issuable may be made exercisable or paid at such prices and may be made terminable under such terms as are established by the Committee and in some cases may be paid in cash, to the extent not otherwise inconsistent with the terms of the 2007 Incentive Plan.

To the extent that the Committee desires to base an Award on performance goals that are intended to qualify the Award as performance-based compensation under Section 162(m) of the Internal Revenue Code, the Committee may, but is not required to, make the vesting or payment of an Award subject to the achievement of any of the performance goals listed below during a specified period:

(i) earnings per share;

(ii) operating cash flow;

(iii) cash available;

(iv) net income;

(v) revenue, including but not limited to maintenance revenue, deferred revenue, or ratable license revenue;

(vi) total shareholder return;

(vii) return on invested capital;

(viii) return on shareholder equity;

(ix) return on assets;

(x) return on common book equity;

(xi) market share;

(xii) economic value added;

(xiii) stock price;

(xiv) operating income;

(xv) operating margin;

(xvi) EBIT, or EBITDA;

(xvii) sales, including but not limited to the linearity of sales or the percentage of sales before a specified time period in a quarter or fiscal year;

(xviii) cost reduction;

(xix) expenses or operating expenses;

(xx) productivity of employees as measured by revenues, costs or earnings per employee; or

(xxi) any combination of the foregoing.

The Committee may appropriately adjust any evaluation of performance under a performance goal to remove the effect of equity compensation expense under FAS 123R; amortization of acquired technology and intangibles; asset write-downs, litigation claim judgments or settlements; the effect of changes in or provisions under tax law, accounting principles or other such laws or provisions affecting reported results; accruals for reorganization and restructuring programs; discontinued operations; and any items that are extraordinary, unusual in nature, non-recurring or infrequent in occurrence, except where such action would result in the loss of a tax deduction to us pursuant to Section 162(m) of the Code, if applicable.

Each Award shall vest at such times and/or upon such events as may be specified by the Committee in the applicable Award agreement. An Award may be subject to both vesting upon the attainment of Performance Goals and over time and may vest according to the first to occur of the two schedules. The Committee may provide in the applicable Award agreement for the earlier vesting in the event of the holder’s death, disability or termination without cause or upon a change of control (as such terms may be defined in the applicable Award agreement).

The maximum number of shares of Common Stock that may be granted during any calendar year as to any employee with respect to which options, stock appreciation rights, or other Awards (other than performance awards) that are intended to be performance-based compensation under Section 162(m) of the Internal Revenue Code shall not exceed one million (1,000,000). Furthermore, the maximum aggregate dollar amount that may be paid in any calendar year to an employee with respect to performance awards may not exceed ten million dollars ($10,000,000).

In addition, the 2007 Incentive Plan also permits the Board to delegate to one or more of our officers and/or the Chairman of the Compensation Committee of the Board the ability to grant Awards under the 2007 Incentive Plan to individuals other than our executive officers. The officers so designated and/or the Chairman of the Compensation Committee can determine the number of shares as to which the Award is granted, subject to a maximum number established by the Board.

Awards generally shall not be transferable or assignable during a holder’s lifetime unless otherwise provided under the terms of the Award. Incentive stock options may not be transferred except by will or by the laws of intestate succession.

Options

Options may be made exercisable at a price per share not less than the fair market value (determined in accordance with the 2007 Incentive Plan as described below) per share of Common Stock on the date that the option is granted. The 2007 Incentive Plan provides that the Committee may determine fair market value by reference to the selling price per share on the date of grant or the preceding trading day, the closing price or average price on such day, or the average price for a period ending on such day. Our current practice is to use the average of the high and low trades on the grant date. The exercise price of an option may not be amended or modified without the approval of stockholders, except in the event of a recapitalization, reorganization, or similar event as described below. An option may not be surrendered or exchanged for a new option with a lower exercise price, cash or any other Award.

The 2007 Incentive Plan permits the grant of both incentive and non-qualified stock options. Incentive stock options granted under the 2007 Incentive Plan will expire no more than eight (8) years after their respective grant dates. However, an incentive stock option granted to an individual who owns more than 10% of Common Stock is required to expire five (5) years after its grant date. Nonqualified stock options are required to have an expiration date specified in the Award agreement that is no greater than eight (8) years after their respective grant dates.

The Committee may permit an option exercise price to be paid in cash, by the delivery of previously-owned shares of Common Stock, through a cashless exercise executed through a broker, or by having a number of shares of Common Stock otherwise issuable at the time of exercise withheld.

The 2007 Incentive Plan prohibits so-called “reload grants.” Reload grants are grants of stock options that are made in consideration for or as a condition of the delivery of shares of stock to the issuer in payment of the exercise price or tax withholding obligation of any other option held by the grantee.

Stock Appreciation Rights

Stock appreciation rights may be granted separately or in connection with another Award. Each stock appreciation right allows the recipient to receive the appreciation per share of Common Stock over a defined price which may not be less than fair market value (determined in accordance with the 2007 Incentive Plan as described above under the heading “Options”) per share of Common Stock on the date the stock appreciation right is granted. The price of a stock appreciation right may not be amended or modified without stockholder approval, except in the event of a recapitalization, reorganization, or similar event as described below. A stock appreciation right may not be surrendered or exchanged for the grant of a new stock appreciation right with a price lower than that of the surrendered stock appreciation right, cash or any other Award.

If a stock appreciation right is granted in connection with another Award, it may only be exercised to the extent that the related Award has not been exercised, paid, or otherwise settled. Stock appreciation rights are exercisable or payable at a time or times certain or upon the occurrence or non-occurrence of certain events. Stock appreciation rights may be settled in shares of Common Stock or in cash, according to terms established by the Committee with respect to any particular award. Stock appreciation rights are required to have an expiration date specified in the Award agreement that is no greater than eight (8) years after their respective grant dates.

Performance Awards

Performance awards may be based on the value of a specified or determinable number of units or a percentage or multiple of a specified dollar amount. At the time of grant, the Committee shall determine either the base value of each unit and the number of units subject to the Award or the specified amount and the percentage or multiple of the specified amount subject to the Award, as applicable, and the performance goals to be used to determine the ultimate payment value of the performance award. The Committee may provide for an alternate base value for each unit or an alternate percentage or multiple under certain specified conditions. Performance awards are payable at a time or times certain or upon the occurrence or non-occurrence of certain events. Performance awards may be settled in cash or in shares of Common Stock, according to the terms established by the Committee with respect to any particular award. Performance awards have no defined expiration period under the 2007 Incentive Plan, but an expiration period can be included in the applicable Award agreement or program.

Stock Awards

The Committee may grant shares of Common Stock, subject to such restrictions and conditions, if any, as the Committee shall determine, including the payment of cash by the recipient.

Other Awards

Dividend equivalent rights, phantom stock, and restricted stock units may be granted in such numbers or units and may be subject to such conditions or restrictions as the Committee shall determine and shall be payable in cash or shares of Common Stock, as the Committee may determine.

General Rules

The terms of particular Awards may provide that they terminate, among other reasons, upon the holder’s termination of employment or other status with respect to us and any affiliate, upon a specified date, upon the holder’s death or disability, or upon the occurrence of a change-in-control. Awards may also include exercise, conversion or settlement rights to a holder’s estate or personal representative in the event of the holder’s death or disability. At the Committee’s discretion, Awards that are held by an employee who suffers a termination of employment may be cancelled, accelerated, paid or continued, subject to the terms of the applicable Award agreement and to the provisions of the 2007 Incentive Plan. Awards other than incentive stock options, non-qualified stock options and stock appreciation rights have no defined expiration period under the 2007 Incentive Plan, but an expiration period can be included in the applicable Award agreement or program.

Recapitalizations and Reorganizations

The number of shares of Common Stock reserved for issuance in connection with the grant or settlement of Awards or to which an Award is subject, as the case may be, and the exercise price of each option are subject to adjustment in the event of any recapitalization of us or similar event effected without receipt of consideration by us.

In the event of certain corporate reorganizations, Awards may be substituted, cancelled, accelerated, cashed-out or otherwise adjusted by the Committee, provided such adjustment is not inconsistent with the express terms of the 2007 Incentive Plan or the applicable Award agreement.

Amendment or Termination

Although the 2007 Incentive Plan may be amended by the Board without stockholder approval, the Board also may condition any such amendment upon stockholder approval if stockholder approval is deemed necessary or appropriate in consideration of tax, securities or other laws. However, the Board may not amend the 2007 Incentive Plan without stockholder approval to (1) increase the number of shares of Common Stock available for awards under the 2007 Incentive Plan, (2) materially expand the classes of individuals eligible to receive Awards, or (3) materially expand the types of awards available under the 2007 Incentive Plan.

Tax Consequences

The following discussion outlines generally the United States federal income tax consequences of participation in the 2007 Incentive Plan. Individual circumstances may vary and each recipient should rely on his or her own tax counsel for advice regarding federal income tax treatment under the 2007 Incentive Plan. Furthermore, any tax advice contained in this discussion is not intended to be used, and cannot be used, to avoid penalties imposed under the Internal Revenue Code.

Non-Qualified Options.  A recipient will not recognize income upon the grant of an option or at any time prior to the exercise of the option or a portion thereof. At the time the recipient exercises a non-qualified option or portion thereof, he or she will recognize compensation taxable as ordinary income in an amount equal to the excess of the fair market value of Common Stock on the date the option is exercised over the price paid for Common Stock, and we will then be entitled to a corresponding deduction.

Depending upon the length of the period the shares of Common Stock are held after exercise, the sale or other taxable disposition of shares acquired through the exercise of a non-qualified option generally will result in a short- or long- term capital gain or loss equal to the difference between the amount realized on such disposition and the fair market value of such shares when the non-qualified option was exercised.

Incentive Stock Options.  A recipient who exercises an incentive stock option will not be taxed at the time he or she exercises the option or a portion thereof. Instead, he or she will be taxed at the time he or she sells Common Stock purchased pursuant to the option. The recipient will be taxed on the difference between the price he or she paid for the stock and the amount for which he or she sells the stock. If the recipient does not sell the stock prior to two years from the date of grant of the option and one year from the date the stock is transferred to him or her, the recipient will be entitled to capital gain or loss treatment based upon the difference between the amount realized on the disposition and the aggregate exercise price and we will not get a corresponding deduction. If the recipient sells the stock at a gain prior to that time, the difference between the amount the recipient paid for the stock and the lesser of the fair market value on the date of exercise or the amount for which the stock is sold, will be taxed as ordinary income and we will be entitled to a corresponding deduction; if the stock is sold for an amount in excess of the fair market value on the date of exercise, the excess amount is taxed as capital gain. If the recipient sells the stock for less than the amount he or she paid for the stock prior to the one or two year periods indicated, no amount will be taxed as ordinary income and the loss will be taxed as a capital loss.

Exercise of an incentive option may subject a recipient to, or increase a recipient’s liability for, the alternative minimum tax.

Stock Awards.  A recipient will not be taxed upon the grant of a stock award if such award is not transferable by the recipient or is subject to a “substantial risk of forfeiture,” as defined in the Internal Revenue Code. However, when the shares of Common Stock that are subject to the stock award are transferable by the recipient and are no longer subject to a substantial risk of forfeiture, the recipient will recognize compensation taxable as ordinary income in an amount equal to the fair market value of the stock subject to the stock award, less any amount paid for such stock, and we will then be entitled to a corresponding deduction. However, if a recipient so elects at the time of receipt of a stock award, he or she may include the fair market value of the stock subject to the stock award, less any amount paid for such stock, in income at that time and we also will be entitled to a corresponding deduction at that time.

Other Awards.  A recipient will not recognize income upon the grant of a stock appreciation right, dividend equivalent right, performance award, phantom stock award, or restricted stock unit. Generally, at the time a recipient receives payment under any such Award, he or she will recognize compensation taxable as ordinary income in an amount equal to the cash or the fair market value of Common Stock received, and we will then be entitled to a corresponding deduction.

The 2007 Incentive Plan is not qualified under Section 401(a) of the Internal Revenue Code.

Other Equity Incentive Plans

In connection with the adoption of the 2007 Incentive Plan, we have adopted amendments to the 1994 Employee Incentive Plan, the 2000 Employee Stock Incentive Plan, and the 2002 Employee Incentive Plan. The effective date of these amendments will be the date that our stockholders approve the 2007 Incentive Plan.

1994 Employee Incentive Plan Amendment.  The 1994 Employee Incentive Plan was amended to provide that the maximum number of shares reserved for issuance under the 1994 Employee Incentive Plan is reduced at any time (a) by one (1) share for each share issued pursuant to Awards of options or stock appreciation rights granted on or after August 21, 2007, and (b) by two (2) shares for each share issued pursuant to all other Awards granted on or after August 21, 2007. Shares will not be treated as having been issued under the 1994 Employee Incentive Plan and will therefore not reduce the number of shares available for grant to the extent an Award granted after August 21, 2007 is settled in cash. The amendment to the 1994 Employee Incentive Plan also prohibits amending or modifying the exercise price of an option or stock appreciation right, without the approval of the stockholders, except in the event of a recapitalization, reorganization or similar event. The amendment also prohibits the substitution of an option or stock appreciation right for a new option or stock appreciation right with a lower exercise price, cash or another Award.

2000 Employee Stock Incentive Plan and 2002 Employee Incentive Plan.  The 2000 Employee Stock Incentive Plan and the 2002 Employee Incentive Plan were amended to reduce the maximum number of shares available for grants under each plan by the number of shares reserved but not subject to outstanding grants immediately prior to the effective date of the amendments.

Voting Required for Approval

The affirmative vote of a majority of the shares entitled to vote at the Annual Meeting in person or by proxy.

Recommendation of the Board

The Board recommends a vote “FOR” approval of the BMC Software, Inc. 2007 Incentive Plan.

EXECUTIVE OFFICERS

Certain information concerning our executive officers as of the date of this proxy statement is set forth below, except that information concerning Mr. Beauchamp is set forth above under “Proposal One: Election of Directors.”

Name	Age	Position

Dan Barnea	62	Senior Vice President, Strategy and Corporate Development
Jae W. Chung	46	Senior Vice President, Business Operations
Denise M. Clolery	51	Senior Vice President, General Counsel and Secretary
James W. Grant	57	Senior Vice President and General Manager, ESM
William D. Miller	56	Senior Vice President and General Manager, MSM
Cosmo Santullo	51	Senior Vice President, Worldwide Sales and Services
Stephen B. Solcher	46	Senior Vice President and Chief Financial Officer
Michael A. Vescuso	62	Senior Vice President of Administration
T. Cory Bleuer	37	Vice President, Controller and Chief Accounting Officer

Mr. Barnea was appointed Senior Vice President, Strategy and Corporate Development in May 2006. Mr. Barnea joined us in April 1999 when we acquired New Dimension Software, Ltd. and served as Senior Vice President, Operations from January 2001 until January 2002 and as Senior Vice President of Research & Development from January 2002 until May 2006. From June 1995 until the acquisition by us, he served as Chief Executive Officer of New Dimension Software, Ltd.

Mr. Chung was appointed Senior Vice President, Business Operations in September 2006. Prior to joining us, Mr. Chung served in various senior management positions, most recently as Senior Executive Vice President with MBNA America and Bank of America from September 1999 to January 2006.

Ms. Clolery was appointed Senior Vice President, General Counsel and Secretary in November 2005. Prior to joining us, Ms. Clolery served as a partner in the law firm of Sonnenschein, Nath and Rosenthal, LLP from May 2005 to November 2005 where she practiced in their Intellectual Property & Technology and Corporate & Securities practice groups. From December 2000 to November 2003, Ms. Clolery served as Senior Vice President, General Counsel and Corporate Secretary of Radianz (now BT Radianz), a leading global network services provider to the financial industry. Prior to joining Radianz, Ms. Clolery was a partner in the international law firm of O’Melveny and Myers LLP.

Mr. Grant was appointed Senior Vice President, General Manager, ESM in February 2007. Mr. Grant served as Vice President, General Manager, ESM from April 2006 to February 2007. Mr. Grant joined us in March 2003 as the General Manager of our Remedy business unit. In July 2004, he was appointed General Manager of our Service Management business unit. Prior to joining us, Mr. Grant served from July 2002 to March 2003 as VP and General

Manager of Hewlett Packard’s OpenView software business and served as General Manager for Operations and Marketing (OpenView) from April 2000 to July 2002.

Mr. Miller was appointed Senior Vice President, General Manager, MSM in February 2007. Mr. Miller served as Vice President, General Manager, MSM from April 2006 to February 2007. Mr. Miller joined us in July 2002 and served in various senior management positions in our mainframe business unit, including General Manager from April 2004 to April 2006. Mr. Miller joined Bindview Development as Senior Vice President of Sales and Services in July 2000 and was promoted to Chief Operating Officer in October 2001 before joining us. Mr. Miller left IBM in 2000 after working with IBM for 21 years in various technical and sales positions and was Vice President, EMEA, Industrial Sector for his last assignment at IBM.

Mr. Santullo joined us in November 2004 as Senior Vice President of Worldwide Sales and Services. Prior to joining us, Mr. Santullo was President and Chief Executive Officer from June 2004 to October 2004 for OpenNetwork Technologies. From October 2003 through June 2004, Mr. Santullo was the Executive Vice President of Worldwide Sales and Service for Enterasys Networks, Inc. From August 2002 through September 2003, Mr. Santullo worked as an independent consultant for various software companies. From October 2001 through August 2002, Mr. Santullo served as the President and Chief Executive Officer for SonicWALL, Inc. Prior to that, over a career spanning 20 years with IBM, Mr. Santullo served in a variety of sales management and executive positions.

Mr. Solcher has served as our Senior Vice President and Chief Financial Officer since December 2005. From August 2005 to December 2005, Mr. Solcher served as our interim Chief Financial Officer. Prior to this appointment, Mr. Solcher had served as our Vice President of Finance and Treasurer for more than five years. Mr. Solcher joined us in 1991 as Assistant Treasurer.

Mr. Vescuso was appointed Senior Vice President of Administration in January 2006. From February 2004 through January 2006, Mr. Vescuso was Vice President of Human Resources of Brocade Communications Systems, Inc. Prior to joining Brocade, Mr. Vescuso was Senior Vice President, Human Resources of Portal Software from August 2001 through September 2003. Prior to August 2001, Mr. Vescuso was the Vice President, Human Resources at Dell Computer.

Mr. Bleuer joined us in August 2006 as Vice President, Controller and Chief Accounting Officer. Prior to joining us, Mr. Bleuer was the Vice President and Controller of EMC Corporation’s Captiva Software group from December 2005 to July 2006 and was Vice President and Corporate Controller of Captiva Software Corporation from February 2005 to December 2005. Prior to joining Captiva Software Corporation, Mr. Bleuer was with Fair Isaac Corporation serving as the Corporate Controller from August 2004 to February 2005 and as Director, Corporate Finance and Accounting from August 2002 to August 2004. From June 2000 to August 2002, Mr. Bleuer served as Corporate Controller of HNC Software Inc.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table sets forth, as of June 12, 2007, information with respect to persons or groups owning beneficially (to our knowledge) more than five percent of our Common Stock.

	Common Stock
	Beneficially
Name and Address of Beneficial Owner	Owned		Percent

Dodge & Cox	19,631,017	(1)	9.6%
555 California Street, 40th Floor San Francisco, CA 94104
Hotchkis and Wiley Capital Management, LLC	15,695,392	(2)	7.7%
725 S. Figueroa, 39th Floor Los Angeles, CA 90017
State Street Bank and Trust Company, Acting in Various Fiduciary Capacities	13,540,617	(3)	6.6%
One Lincoln Street Boston, MA 02111

(1)	According to an Amendment to Schedule 13G filed with the SEC in February 2007, Dodge & Cox reported that as of December 31, 2006, they have sole voting power with respect to 18,391,867 shares, sole dispositive power with respect to 19,631,017 shares and shared voting power with respect to 195,900 shares. They did not report any shares subject to shared dispositive power.

(2)	According to an Amendment to Schedule 13G filed with the SEC in February 2007, Hotchkis and Wiley Capital Management, LLC reported that as of December 31, 2006, they have sole voting power with respect to 12,566,992 shares and sole dispositive power with respect to 15,695,392 shares. They did not report any shares subject to shared voting or dispositive power.

(3)	According to an Amendment to Schedule 13G filed with the SEC in February 2007, State Street Bank and Trust Company reported that as of December 31, 2006, they have sole voting power with respect to 13,540,617 shares and sole dispositive power with respect to 13,540,617 shares. They did not report any shares subject to shared voting or dispositive power.

SECURITY OWNERSHIP OF MANAGEMENT

The following table sets forth the number of shares of Common Stock beneficially owned, as of July 6, 2007, by each current director, by each Named Executive Officer listed in the summary compensation table on page 36, and by all directors and executive officers as a group.

		Shares
		Covered by	Total
		Exercisable	Beneficial	Percent of
Name	Shares Owned	Options(1)	Ownership	Common Stock

Jon E. Barfield	5,697	190,000	195,697	*
John W. Barter	64,000	230,000	294,000	*
Robert E. Beauchamp	325,423	2,383,125	2,708,548	1.3
B. Garland Cupp	87,883	260,000	347,883	*
Meldon K. Gafner	20,000	230,000	250,000	*
Lew W. Gray	45,000	210,000	255,000	*
P. Thomas Jenkins	0	82,500	82,500	*
Kathleen A. O’Neil	5,000	155,000	160,000	*
George F. Raymond	5,000	150,000	155,000	*
Thomas J. Smach	0	7,500	7,500	*
Tom C. Tinsley	10,000	230,000	240,000	*
Dan Barnea	95,000	795,103	890,103	*
Denise M. Clolery	95,000	46,978	141,978	*
Cosmo Santullo	121,000	290,624	411,624	*
Stephen Solcher	122,261	137,660	259,921	*
All directors and executive officers as a group (20 persons)	1,417,692	5,570,162	6,987,854	3.4

(1)	These are shares that may be acquired upon the exercise of stock options exercisable on or within sixty days after July 6, 2007 under our stock option plans.

*	Represents less than one percent.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers, among others, to file with the SEC and the NYSE an initial report of ownership of our Common Stock on a Form 3 and reports of changes in ownership on a Form 4 or a Form 5. Persons subject to Section 16 are required by

SEC regulations to furnish us with copies of all Section 16(a) forms that they file related to transactions in our Common Stock. Under SEC rules, certain forms of indirect ownership and ownership of our Common Stock by certain family members are covered by these reporting requirements. As a matter of practice, our administrative staff assists our directors and executive officers in preparing initial ownership reports and reporting ownership changes and typically files these reports on their behalf.

Based on a review of the copies of such forms in our possession, and on written representations from reporting persons, we believe that during fiscal 2007, all of our executive officers and directors filed the required reports on a timely basis under Section 16(a) except that one late Form 4 report was filed by T. Cory Bleuer on September 11, 2006 to report a grant of stock options pursuant to our 1994 Employee Incentive Plan and two late Form 4 reports were filed by Stephen B. Solcher on July 2, 2007 to report the disposition of shares that were tendered to the stock option administrator to satisfy tax obligations for restricted shares that vested on July 20, 2006 and August 29, 2006.

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

Our compensation programs are designed to drive business performance by attracting, retaining and rewarding those who provide leadership. This section of the proxy statement explains how our compensation programs are designed and operate in practice with respect to our executives and specifically our Named Executive Officers as defined by the SEC:

•	Robert E. Beauchamp, President and Chief Executive Officer,

•	Dan Barnea, Senior Vice President, Strategy and Corporate Development,

•	Denise Clolery, Senior Vice President, General Counsel and Secretary,

•	Cosmo Santullo, Senior Vice President, Worldwide Sales and Services, and

•	Stephen B. Solcher, Senior Vice President and Chief Financial Officer.

We will explain the philosophy and mechanics of the programs as well as how they work together to motivate and reward performance. The “Executive Compensation” section presents compensation earned by the Named Executive Officers in fiscal 2007.

Compensation Philosophy and Objectives

The Compensation Committee, Board and management believe that compensation should attract, retain and reward the performance of employees, including executives, who are critical for current and future company success. Our compensation philosophy is to:

•	Deliver a total compensation package with multiple reward vehicles that will enable us to compete in the market for top talent.

•	Pay for performance, delivering above market pay only for excellent performance. Establish pay based on job role and complexity, along with individual talent and performance.

•	Align total compensation programs to support business objectives. Reward short-term performance and long-term potential through the use of strategic reward tools.

•	Drive longer term performance by rewarding and retaining top talent.

Deliver a total compensation package with multiple reward vehicles that will enable us to compete in the market for top talent.

We have designed multiple pay and reward vehicles that work together to achieve overall objectives. These vehicles deliver a competitive package that focuses on rewarding performance and retaining talent. We use a benchmarking approach, described later, to set and evaluate the competitiveness of each program element and the overall compensation package. The table under Compensation Elements outlines the strategy of each element of the program and its connection to our compensation philosophy. Target levels of pay programs are set to compete at the median of the market for base and above the market median for performance related elements.

Pay for performance, delivering above market pay only for excellent performance. Establish pay based on job role and complexity, along with individual talent and performance.

Our executive compensation programs are designed so that the majority of targeted pay is performance-based. Only 20 percent or less of any executive officer’s target pay is delivered as base pay. Only one-third of total target pay is delivered in base pay and time-based restricted shares where the outcome of those pay elements is not based on performance. Even in those cases, the award levels are determined based upon individual contribution and performance. The remaining two-thirds of an executive’s target pay is tied directly to performance, primarily to achievement of financial goals and performance objectives, not just to individual performance. The emphasis on overall performance is designed to focus our executive officers, working as a team, on a common purpose and shared performance standards aligned with stockholder interests.

Individual compensation targets and performance objectives are established based on our philosophy that our compensation programs should work as an integrated package to deliver above market pay only for excellent performance. For our performance-based elements, we target paying above market for above market performance. Actual performance against these aggressive performance targets will drive payouts above or below target. Payouts can range from 0-150 percent in most programs.

Align total compensation programs to support business objectives. Reward short-term performance and long-term potential through the use of strategic reward tools.

Our success depends upon the executives being focused on the critical strategic and tactical objectives that lead to company success, which helps to ensure the alignment of compensation programs to the interests of stockholders. Therefore, measures have been developed to align executive compensation with our business objectives. This philosophy cascades throughout our compensation programs for all employees. As previously discussed, performance-based compensation represents two-thirds or more of target compensation for executives. The design of the programs, the selected measures, the performance targets and the timing of awards and payouts are all geared to drive business performance and stockholder return.

The following table illustrates how performance-based compensation elements, each of which is described in greater detail in the next section, link executive compensation to company performance and stockholder return over both short-term and long-term time horizons. It also describes how performance ranges affect payout ranges.

	Program	Performance Measure	Timing	Performance Connection to Pay

	Short-Term Incentive Plan (STIP)	non-GAAP earnings per share (“EPS”) and Business Unit measures(1)	Quarterly and annual measurement periods
• Performance targets are set beyond market expectations.

• 100% performance against aggressive targets results in 100% payout.

• Above target performance results in greater than 100% payout.

• 150% is the maximum payout level for fiscal 2007(2).

Minimum performance targets are established; for fiscal 2007, achieving 90% of performance target would have resulted in a 50% payout.

Short—Term	Discretionary Awards	Individual performance goals	Ad hoc	These awards provide a direct link to short-term delivery of business objectives.

	Long-Term Incentive Plan (LTIP)	Relative total shareholder return (“TSR”) against competitive peer group of software companies	Three years (For new entrants into the LTIP, the first measurement period is 18 months)
• TSR at 50th  percentile of peer group (or median performance) results in threshold payout of 50% of target.

• 70th percentile TSR performance results in target payout at 100%.

• TSR greater than or equal to the 80th percentile (or top tier performance) results in maximum payout of 150% of target.

• TSR below 50th percentile results in no payout.

Long—Term

	Performance- Based Restricted Shares	Long-term goals for non-GAAP EPS	Two and Three year performance targets
• All shares are subject to forfeiture if minimum performance thresholds are not achieved.

• Restrictions on 50% of shares will be removed if the Board-established two-year target is achieved.

• Restrictions on the remaining 50% of shares will be removed if the Board-established three-year goal is achieved.

	Stock Options	Stock price change	Vesting over four years	Reward value is driven by market performance.

(1)	For fiscal 2007, non-GAAP EPS means our earnings per share calculated in accordance with generally accepted accounting principles, adjusted to exclude share-based compensation expense, amortization of acquired technology and intangibles, write-offs of acquired R&D, and other non-recurring extraordinary events and assuming an effective tax rate of 28%. Except for Mr. Barnea, each of the Named Executive Officers had 100% of their target STIP payouts tied to the non-GAAP EPS targets. 70% of Mr. Barnea’s STIP target was tied to the non-GAAP EPS targets and 30% was tied to Business Unit targets for our transaction management business unit. For fiscal 2008, each executive officer’s STIP target will be tied, in part, to the achievement of certain business unit goals.

(2)	For fiscal 2008, the Board has established STIP performance goals that could result in up to a 200% payout.

Drive longer term performance by rewarding and retaining top talent.

Though the strongest incentive in our total compensation program for executives is performance, we also intend to ensure that our top performing, talented executive team remains with us over the longer term. Continuity in leadership is a critical factor for our success. Therefore, consideration for retention is made when determining the amounts of awards and which vehicles to utilize. From time to time, we will make pay-related decisions to ensure retention. Time-based restricted stock is one vehicle that is primarily used for retention.

Compensation Elements

The Compensation Committee, with the assistance of management and outside consultants, designs, administers and assesses the effectiveness of all compensation vehicles against the market and our philosophy statements. The table below describes each element and its link to our compensation philosophy.

Reward
	Compete in the		Reward Short-Term	Long-Term
Compensation Element	Market	Retain	Performance	Performance

Base Pay	X	X
Short-Term Incentive Plan (STIP)	X		X
Discretionary Cash Awards			X
Long-Term Incentive Plan (LTIP)		X		X
Performance-Based Restricted Share Awards (PBRS)		X		X
Non-qualified Stock Options	X	X		X
Time-Based Restricted Shares (TBRS)	X	X
Other Compensation and Benefits Programs	X	X

The following charts illustrate the percentage of total target compensation for our CEO and our other executive officers on average, respectively, represented by each major element described in the above table. These percentages represent the target levels for each element approved for fiscal 2008.

Average Percentage of Rewards CEO	Average Percentage of Rewards Other Executives

Base Salary

We provide base pay competitive at the market median (or 50th percentile) of industry peers and across other industries where appropriate. Base pay maintains a standard of living and is used to compete in the market for talent. Base pay forms the foundation for our other reward vehicles and is therefore the most strongly measured against the market. Our goal is to set base salaries for all executive officers at levels that are competitive with similar positions at comparable companies. While we conduct surveys annually, we usually adjust salaries for those at a senior level either when our surveys show a significant deviation versus the market median or to recognize outstanding individual performance. This is consistent with our philosophy that compensation above competitive levels should come primarily from the variable portion of the compensation package when we are achieving our performance goals.

At the beginning of fiscal 2007, market adjustments were made to the base salaries for Messrs. Beauchamp, Barnea and Santullo. Effective May 1, 2007, market adjustments were made to the base salaries for Mr. Solcher and Ms. Clolery. Mr. Solcher’s base salary was increased to $430,000, and Ms. Clolery’s base salary was increased to $400,000. These changes were made consistent with our philosophy to pay according to market, job role and complexity, talent and performance.

Short-term Incentives

The STIP is a short-term incentive plan that rewards specific quarterly and annual performance against business measures set by the Board. The amount of the reward is determined by formula and can vary from 0 to 150% (up to 200% for fiscal 2008) of an individual executive’s target incentive. To achieve top payout, our performance must significantly outperform targets set above external expectations. Target incentive levels are established based on competitive market conditions, job complexity and sustained performance/contribution. For fiscal 2007, the STIP was directly tied to our achieving Board-established targets for non-GAAP EPS. At the beginning of the fiscal year, the Board established an internal financial plan designed to deliver year-over-year growth in non-GAAP EPS of 35% inclusive of restructuring charges. As part of this planning, the Board also established the performance goals for the STIP. These consisted of four quarterly non-GAAP EPS targets and an annual non-GAAP EPS target. For fiscal 2007, the quarterly targets were $0.20, $0.32, $0.40, and $0.38, and the annual target was $1.30. At the time these targets were set, they were established to over-achieve financial analysts’ forecasts of growth in non-GAAP EPS, making our Board-established goals aggressive by comparison to external expectations. Except for Mr. Barnea, each quarterly measure was weighted 18.75% of an executive’s overall annual incentive target, and the annual measure was weighted 25%. On April 24, 2007, our Board approved a modification to the calculation of non-GAAP EPS for purposes of determining payouts under our fiscal 2007 STIP. Such modification excludes from non-GAAP EPS expenses accrued by us in the fourth quarter of fiscal 2007 that relate to restructuring actions we expect to complete during fiscal 2008. This modification affected the fourth quarter and full year components of the fiscal 2007 STIP but not the first three quarters.

We delivered at or above the established targets in each quarter as well as the annual target, and the resulting payouts reflected this. For fiscal 2007, short-term incentives for the CEO and senior executive officers in their positions for the full year were paid at 137.5% of target, with the exception of Mr. Barnea. His target incentive was divided into corporate non-GAAP EPS for 70% of his target incentive and 30% based on specific revenue related targets for his area of responsibility, resulting in a payout at 124% of his target.

For fiscal 2008, the short-term incentive compensation plan will have three components:

•	The first component is a quarterly incentive based on achieving corporate non-GAAP EPS targets. An aggregate of 52% of the annual target incentive, or 13% per quarter, is based on the quarterly corporate non-GAAP EPS targets.

•	The second component (18% of the annual target incentive) is based on achieving an annual non-GAAP EPS target.

•	The third component (30% of the annual target incentive) is based on achieving assigned business unit goals.

The business unit goals are specific to bookings and margin for the respective unit for which each executive is responsible. In the case of top level and “staff” executives such as our CEO, CFO and General Counsel, who are not assigned to a particular business unit, the business unit goal is a blend of all the business units. The targets have all been set and approved by both the Compensation Committee and the Board.

Our internal plan performance targets have been set to over-achieve external expectations, and we consider them to be stretch objectives which will not be easily reached. We have not disclosed actual performance targets for fiscal 2008 as we believe that doing so would cause us competitive harm by revealing to our competitors our internal stretch objectives regarding revenues, bookings, expenses, and profit margin.

Discretionary cash awards are used to drive specific, short-term performance. The Compensation Committee authorizes a pool of cash to be awarded at the CEO’s discretion based on the achievement of individual goals which are usually predetermined. Awards are made based on individual contributions aimed at specific short-term objectives beyond normal job expectations.

Long-term Incentives

During 2007, our long-term incentive compensation plan consisted of stock options, performance-based restricted stock and the LTIP. We utilized these programs to align executives with stockholder interests and to ensure longer term performance and retention.

We believe that awards of stock options are in the best interest of our stockholders and that they are highly motivational to deliver healthy, sustained business results. As we perform and our stock price increases, options become more valuable. We therefore consider stock options to be a performance driven vehicle. We typically make annual stock option grants to our executive officers; however, the Compensation Committee, with the approval of the Board, can make interim awards when circumstances or events warrant. Grants have an exercise price equal to the fair market value of a share of Common Stock on the grant date. Grants made in fiscal 2007 have a 6-year term with vesting occurring monthly over four years, assuming continued employment. These vesting terms were used for awards for other employees granted stock options in fiscal 2007 also. Target grant guidelines are developed based on our market compensation benchmarking. Actual grants awarded to individuals are adjusted based on each recipient’s individual performance, competitive position, retention considerations and other special circumstances.

We introduced performance-based restricted shares for executives in fiscal 2007. The use of performance-based restricted shares aligns executives with long-term performance goals. The awards made in fiscal 2007 utilize two and three year EPS goals for vesting to motivate executives to achieve sustained performance, thereby driving stockholder return. At the beginning of fiscal 2007, the Board established long-term non-GAAP EPS targets for fiscal 2008 and 2009. The performance-based shares will vest according to our actual performance (against these pre-established goals), 50% in fiscal 2008 and 50% in 2009. We must achieve a certain performance threshold for any shares to vest and must achieve the full target for 100% of the shares to vest in each fiscal year. If we achieve the full fiscal 2008 goal, then 50% of the full award will vest following the certification of the results by the Compensation Committee. If we achieve the full fiscal 2009 goal, then the remaining 50% of the full award will vest following the certification of the results by the Compensation Committee. Also, if we achieve the full fiscal 2009 goal for fiscal 2008, then 100% of the shares will vest at the conclusion of fiscal 2008, following certification of the results by the Compensation Committee.

We also use time-based restricted shares primarily as a retention vehicle. Recognizing that this type of award delivers immediate value once restrictions lapse, we make awards only to top performing key employees and establish award amounts consistent with job role and contribution. Restrictions lapse over multiple years of continued service. No time-based restricted shares were awarded in fiscal 2007 to the Named Executive Officers. In June 2007, we awarded time-based restricted shares to each of the Named Executive Officers that will vest 50% in June 2009 and 50% in June 2010 assuming continued employment.

All equity vehicles require the employees to earn the rewards through demonstrated company performance and continued employment with us, thus aligning these tools directly with business objectives and our desire to retain top talent.

The LTIP is a long-term cash incentive award that measures total shareholder return relative to industry peers, typically over a three-year period. To receive target awards, our total shareholder return must be at or above the 70th percentile of the peer group. Threshold payouts are set at the 50th percentile.

The LTIP Program is designed to:

•	Drive value creation through total stockholder return (“TSR”) performance measures;

•	Retain top-performing, critical executives; and

•	Reward senior executives for exceptional performance compared to their peers.

At the beginning of each fiscal year, in its review of total compensation programs, the Compensation Committee considers whether to make an award to each executive, the level of award and the peer companies to be measured against over a three year period. The targeted LTIP cash award amount for each participant is determined based on the executive’s performance and role. Payouts are based on our TSR relative to the peer companies over the course of the three year performance period. If our TSR does not rank at or above the 50th percentile, no payout will occur. For the first period in which an individual participates (new hires or newly promoted executives), the Compensation Committee establishes two performance periods and divides the total targeted cash amount for such participant into two equal amounts. The first performance period is eighteen months, and the second performance period is three years.

Generally, if a participant is no longer employed by us due to disability or death, then targeted cash amounts are prorated. In the event of a change-in-control, then targeted cash amounts are prorated based on relative TSR as if the performance period ends on the date of the change-in-control. In the event of terminations other than change-in-control terminations, death or disability, awards are forfeited.

At the conclusion of fiscal 2007, Mr. Beauchamp and Mr. Barnea received payouts for LTIP awards that measured our TSR during the three year period April 1, 2004 through March 31, 2007. Because we were the top performing company relative to the comparator group in terms of TSR during this performance period, the payouts were made at 150% of target. Mr. Santullo received a payout for an LTIP award that measured our TSR during the 18-month period April 1, 2005 through September 30, 2006. Because our TSR ranked in the 90th percentile during this performance period, this payout was made at 150% of target. The peer group against which we were measured included: BEA Systems, Inc., Compuware Corporation, McAfee, Inc., Oracle Corporation and Quest Software, Inc. At the beginning of the three year performance period, Siebel, NetIQ, Mercury Interactive, PeopleSoft and Veritas were included in the peer group. However, each of these companies was acquired during the performance period and was excluded by the terms of the LTIP at the ending measurement date. For performance periods beginning April 1, 2007, we will use the peer group listed on page 34.

Awards for the STIP and LTIP and equity were granted as outlined in the Grants of Plan-Based Awards in Fiscal 2007 table. For fiscal 2008 we will continue utilizing these three key long-term compensation vehicles — stock options, performance-based restricted shares and the LTIP and will add time-based restricted shares as an additional retention vehicle.

Benefits and Perquisites

Our executive officers participate in the same benefits programs as all other employees with no differentiation or supplementation except as noted below. We offer health, insurance and retirement benefit coverage to employees around the world according to competitive conditions, local norms and legal requirements. Common benefit programs include:

•	Health, dental and vision insurance coverage for employees and their dependents;

•	Life, accidental death and dismemberment, and business travel accident insurance;

•	Short and long-term disability insurance;

•	Retirement income benefits through a 401(k) plan in the U.S. and other customary vehicles outside the U.S. In the U.S., we will match employee 401(k) savings up to a maximum of $4,000. Depending on company performance, a discretionary match may be given for up to an additional $1,000 to all employees. This discretionary match was made in calendar year 2006.

The provision of certain benefits may be limited or curtailed by statute or design, allowing only limited levels of protection to executives. To provide the same opportunity to replace income in the event of death or disability, executives may participate in supplemental programs. Supplemental disability coverage is provided by us at our expense for highly compensated employees including executives. This program covers the replacement of variable income such as short-term bonuses in the event of disability.

We also provide an employee stock purchase program; however, our executive officers are ineligible to participate.

Upon the recommendation of the Compensation Committee, the Board has recently instructed management to develop and implement a perquisites policy which will eliminate most perquisites of a personal nature, including elimination of reimbursement for tax and financial planning, commuting expenses and company cars. However, the Compensation Committee and Board recognize that there are certain business expenses, including relocation, spousal travel to company functions at which spousal attendance is optional or encouraged, and officer attendance at charitable functions as a representative of our company. These expenses may result in imputed income to the executive officer and/or perquisite disclosure. We have determined that continuation of such activities is in our best interest.

Deferred Compensation Plan.  We have a non-qualified, deferred compensation plan for a select group of management or highly compensated employees. The Named Executive Officers are eligible to participate. Company contributions are permitted under the plan; however, this is not our typical practice and we have not contributed for any of the Named Executive Officers. Participants may elect to defer up to 50% of their base salary and 100% of their applicable bonuses which is irrevocable for each plan year as of the beginning of each plan year. Participant contributions are directed into a “rabbi trust” (a special form of grantor trust) for the purpose of administering and paying the deferred compensation under this plan. Contributions in the rabbi trust are invested by the Trustee in line with direction provided by participants in hypothetical accounts. The existence of the rabbi trust implies no vested ownership interest of the participant in trust assets but is a vehicle through which we may match the liabilities under the plan resulting from hypothetical accounts with an offsetting asset. The investment choices offered participants in their hypothetical accounts mirror those offered in our 401(k) plan, with the exception of our Common Stock and the self-directed brokerage option, each of which is offered only in our 401(k). Participants’ account values are adjusted up and down in line with investment returns of the selected investment options for their hypothetical accounts. The aggregate “at market” earnings on these investments by each Named Executive Officer who is a participant in the plan, are included in the table titled “Fiscal 2007 Nonqualified Deferred Compensation” on page 42. Participants may change the designation of the investments in their hypothetical accounts in accordance with investments and procedures established by us. Before any compensation deferral, participants choose when the funds will be distributable. Generally, the aggregate balances of the participants are distributable upon the following events: a specified date or age designated by the participant, the participant’s separation from service, the participant’s unforeseeable emergency, or the participant’s death or disability. The plan provides for distributions to be made in either a lump sum amount or installments payable over 5, 10 or 15 years.

Determining Executive Compensation (Roles and Process)

Utilizing the philosophy outlined above, the Board, upon the recommendation of the Compensation Committee, determines the parameters of the executive compensation program, including appropriate target levels and performance measures. The Compensation Committee then administers the specific executive compensation programs. This section discusses, in greater detail, the roles and process underlying the application of our executive compensation philosophy.

Role of the Compensation Committee

The Compensation Committee, which is composed of four non-employee independent directors, is charged by the Board with the responsibility for overseeing and making recommendations to the Board on executive compensation. The Compensation Committee’s duties include: making recommendations to the Board with respect to all compensation plans covering executive officers, administering our equity plans, reviewing our employee benefits programs and reviewing our Compensation Discussion and Analysis disclosure. The committee met four times in person during fiscal 2007, in conjunction with the quarterly Board meetings. In addition, three telephonic meetings were held. The Compensation Committee annually reviews and evaluates company performance against performance metrics set by the Board and makes recommendations to the Board with respect to all compensation plans covering executive officers. This includes:

a) The annual base salary level;

b) The short-term incentive target opportunity level;

c) The long-term incentive target opportunity level (both cash and equity based);

d) Employment agreements, severance arrangements, and change-in-control agreements/provisions; and

e) Any special or supplemental benefits or perquisites.

The Compensation Committee consults with independent advisors to ensure the appropriate information is provided for proper decision-making. A more expansive list of the Compensation Committee’s responsibilities can be found in their charter which can be viewed on our website at www.bmc.com/investors.

Role of External Advisors

We have developed relationships with several external advisors to validate our compensation philosophy and program design as well as review compensation levels. Our advisors provide research in best practices and advice on the appropriate strategic use of reward vehicles and evaluate the peer company list. We also rely on external advisors to provide published survey data and perform specific benchmarking and market analyses. In fiscal 2007, we have consulted with Pearl Meyer & Partners and PricewaterhouseCoopers to make these assessments and to utilize their expertise when appropriate. As part of this process, members of the Compensation Committee reviewed materials provided and had the opportunity to meet independently with compensation consultants at anytime throughout the year to discuss our executive compensation and to receive input and advice. Any written reports and studies provided by the consultants are provided to the Compensation Committee.

Role of Management

Our CEO makes recommendations for each of his direct reports regarding any pay related decisions. The CEO’s recommendations are based on benchmarking data, his assessment of their capability and job complexity and an overall assessment of performance. The recommendations are a balance of rewarding performance and creating a package that retains key executives over longer time periods. He is also responsible for approving underlying programs that seek to align and deliver performance-related pay for all remaining employees below the executive level. The Board and Compensation Committee have also authorized the CEO to award discretionary cash bonuses to executive officers, subject to an aggregate limit. For fiscal 2008, this limit is $500,000.

Our CFO participates with the CEO and Board in establishing the business targets. The Board ultimately approves the measures and targets which are tied to the strategic and financial plans. In determining this, they take into account recommendations and planning related information from the CFO. These business measures are the foundation for pay elements’ connection to performance.

The Compensation and Benefits group, under the direction of our Senior Vice President of Administration, works as the key resource to the Compensation Committee, the CEO and management for implementing the philosophy and administering programs. The Compensation and Benefits group provides data compiled from published executive compensation surveys, as well as data gathered from proxy statements and annual reports.

Process for Implementing the Philosophy

In the first quarter of each fiscal year, the Compensation Committee reviews, approves and recommends to the independent members of the Board:

1. The total pay package for the CEO, including base salary, short-term incentives and long-term cash and equity based awards.

2. The CEO’s recommendations for changes in any compensation programs for the executives.

3. The performance targets and relationship to payouts of short-term incentives and performance-based restricted shares.

Following the end of the fiscal year and at predetermined performance periods, the Compensation Committee certifies performance in their administrative capacity under each of the plans.

Each of our equity award plans is administered by the Compensation Committee and requires that stock options be granted at no less than fair market value. Absent an express delegation to another person or group, the Compensation Committee is the body which approves awards under our equity award plans. The Compensation Committee is required to approve all equity awards for our executive officers. We generally do not grant stock options to executive officers during a “black-out” period under our Securities Trading Policy. The grant date is either the date the Compensation Committee makes an award or a subsequent date specified in the resolutions adopted by the Compensation Committee or unanimous written consent of the Compensation Committee. In addition, the Compensation Committee has delegated an aggregate pool of shares from which awards can be made to employees who are not executive officers by a three-person committee consisting of our CEO, the Chairman of the Compensation Committee and our Senior Vice President of Administration. This pool is used for new hires, promotions and retention awards granted in between regularly scheduled Compensation Committee meetings. Awards made by this group are made on a monthly basis on the first Monday of each month, assuming their approvals are received on or prior to such day.

Benchmarking and Peer Company Comparisons

To assist the Committee, our Compensation and Benefits group, working with external advisors, annually benchmarks the ongoing competitiveness of our compensation programs against appropriate companies in the market with whom we compete for talent. Market data is compiled from published surveys and other data gathered from annual reports and proxy statements of “peer companies.” Though this is a critical exercise to understand our competitive landscape, we use it primarily to establish base pay as the foundation of our programs. We then apply appropriate strategic judgment in utilizing our programs to drive performance and deliver against our compensation philosophy and objectives.

We review compensation data from several public and independent sources to ensure that each component of executive compensation, as well as the total compensation package, is competitive. We target overall executive compensation to deliver pay levels that are competitive with the comparison group of publicly held software companies paying at the median of the market for base and above the market median for performance-oriented pay.

In addition to benchmarking our pay levels, comparisons to peer companies are helpful to determine how we are performing. We define peer companies in three ways for purposes of benchmarking.

1. “Peer Companies” (listed below) with whom we compare ourselves for relative business performance are those that are in our direct industry group.

2. Software companies offering similar business solutions with $200 million or more in software revenue.

3. Companies with whom we compete for talent generally include the peer companies but also include other multinational and local companies.

The specific “Peer Companies” for programs in fiscal 2008 are:

Oracle	Compuware Corporation
CA	Cognos Incorporated
Symantec	McAfee
Adobe	Sybase, Inc.
Citrix Systems, Inc.	Quest Software, Inc.
BEA Systems

Three other organizations were considered Peer Companies in fiscal 2007, but were removed due to acquisition or low performance.

Other Compensation Items

Impact of Accounting on Executive Compensation

We have historically used stock options and other long-term equity incentives as a fundamental component of our executive and employee compensation packages. Under new accounting rules adopted at the beginning of fiscal 2007, we began recording charges to earnings for such equity compensation, which negatively impacted GAAP earnings. We historically had accounted for our stock option grants using the intrinsic value method under the provisions of Accounting Principles Board Opinion No. 25, where we generally recognized no compensation cost because the exercise price of options granted was generally equal to the market value of our common stock on the date of grant. Like other companies, we have reviewed our equity compensation strategy in light of the current regulatory and competitive environment and have decided to reduce the number of employees who receive share-based compensation from historic levels. However, we will continue to use stock options and other forms of equity to reward our top employees and executives. We also introduced performance-based restricted shares for our executive officers and other key employees. However, we believe that for our executive officers and other key employees equity awards continue to play a significant role in motivation and retention. For a more detailed explanation of the accounting treatment of share-based compensation, please see Footnote 9 “Share-Based Compensation” to our audited financial statements included in our Annual Report on Form 10-K for the year ended March 31, 2007.

Stock Ownership Guidelines and Alignment with Stockholders

The Board adopted a stock ownership guideline for each non-employee director; however, the Board has not adopted such a requirement for executive officers. Although we do not have a requirement that our executive officers own a certain number of shares, all of our Named Executive Officers own shares in our company, some of which are restricted from resale until certain performance targets are achieved. In addition, as described above, a significant portion of each Named Executive Officer’s compensation is directly tied to our performance over both the short-term and long-term, thereby aligning their individual interests with those of stockholders. Our Securities Trading Policy prohibits employees, including executive officers, from trading in options (such as put or call options) on our Common Stock and from selling our Common Stock short.

Severance and Change-in-Control Benefits

We believe that severance protections, particularly in the context of a change-in-control transaction, can play a valuable role in attracting and retaining executive officers, are an important part of an executive’s compensation and are consistent with competitive practices. Accordingly, we provide such protections for our Named Executive Officers and other executive officers. We believe that the occurrence, or potential occurrence, of a change-in-control will create uncertainty regarding the continued employment of our executive officers. This uncertainty results from the fact that many change-in-control transactions result in significant organizational changes, particularly at the senior executive level. In order to encourage our executive officers to remain employed with us during an important time when their prospects for continued employment following the transaction are often uncertain, we provide our executive officers, including the Named Executive Officers, with severance benefits if their employment is terminated by us without cause or by the executive for good reason within the first twelve months after a change-in-control. Because we believe that a termination by the executive for good reason is conceptually the same as a termination by us without cause, and that in the context of a change-in-control, potential acquirers would otherwise have an incentive to constructively terminate the executive’s employment to avoid paying severance, we provide severance benefits in these circumstances. In the case of our Named Executive Officers, these benefits are provided under employment agreements which are described in more detail under “Potential Payments Upon Termination or Change-in-Control” below.

Policy with Respect to Section 162(m)

Under Section 162(m) of the Internal Revenue Code, we cannot deduct for federal income tax purposes compensation in excess of $1,000,000 paid to our CEO and three other most highly compensated executive officers, excluding the CFO, unless certain performance and other requirements are met. We generally design and administer executive compensation programs to preserve the deductibility of compensation paid to our executive officers. We believe that a substantial portion of our current executive compensation program satisfies the requirements for exemption from the $1,000,000 deduction limitation. However, from time to time, certain elements of our executive compensation program do not comply with all the requirements of Section 162(m) and the payouts associated with such elements are subject to the $1,000,000 deduction limit. Awards of time-based restricted stock are subject to the $1,000,000 deduction limit. We reserve the right to design compensation plans that recognize a full range of performance and other criteria important to our success regardless of the federal income tax deductibility of compensation paid under those plans.

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee, which is comprised solely of independent members of the Board, assists the Board in fulfilling its responsibilities with regard to compensation matters. In previous proxy statements, the Compensation Committee submitted reports that sought to describe in detail the philosophy and execution of executive compensation at BMC Software. In accordance with SEC rules that are now effective for this and future proxy statements, the new “Compensation Discussion and Analysis” section includes this information. In addition, the “Executive Compensation” section includes more information concerning the compensation of our Named Executive Officers than has been published previously and Proposal Three in this proxy statement includes additional information about BMC Software’s proposed 2007 Incentive Plan. The Compensation Committee has reviewed and discussed the “Compensation Discussion and Analysis” section of this proxy statement with management and with the Board. Based on this review and discussion, the Compensation Committee recommended to the Board that the “Compensation Discussion and Analysis” section be included in this proxy statement and incorporated by reference in BMC Software’s Annual Report on Form 10-K for the year ended March 31, 2007.

Compensation Committee

Meldon K. Gafner, Chairman
Lew W. Gray
P. Thomas Jenkins
Tom C. Tinsley

EXECUTIVE COMPENSATION

Fiscal 2007 Summary Compensation Table

The following table sets forth information concerning the compensation paid to or earned by our Chief Executive Officer, our Chief Financial Officer, and our three highest compensated executive officers (collectively, our “Named Executive Officers”) during fiscal 2007.

					Non-Equity
			Stock	Option	Incentive Plan	All Other
Name and Principal		Salary	Awards	Awards	Compensation	Compensation	Total
Position	Year	($)	($)(1)	($)(2)	($)(3)	($)(5)	($)

Robert E. Beauchamp	2007	919,712	—	2,757,763	4,059,554	25,948	7,762,977
President and CEO
Stephen B. Solcher	2007	400,000	263,394	350,294	550,000	20,996	1,584,684
SVP and CFO
Cosmo Santullo	2007	468,942	—	1,367,388	1,354,776 (4)	38,567	3,229,673
SVP of Worldwide Sales and Services
Dan Barnea	2007	375,000	—	1,471,619	1,331,908	36,000	3,214,527
SVP of Strategy & Corporate Development
Denise M. Clolery	2007	375,000	—	231,703	515,672	195,196	1,317,571
SVP, General Counsel & Secretary

(1)	Represents actual expense recorded during fiscal 2007 for restricted stock awards.

(2)	Represents actual expense recorded during fiscal 2007 for stock option awards.

(3)	Includes compensation pursuant to the STIP earned during fiscal 2007 for each Named Executive Officer and, in the case of Messrs. Beauchamp, Santullo and Barnea, payouts earned under the LTIP. For each of Messrs. Beauchamp and Barnea, LTIP payouts were for the 3-year performance period ended March 31, 2007. In the case of Mr. Santullo, an LTIP payout was earned for the 18-month performance period ended September 30, 2006.

(4)	Includes $115,906 deferred pursuant to the Deferred Compensation Plan described above.

(5)	All Other Compensation is itemized and described in the following table:

			Term Life	Spouse	Commuting
	Financial	401(k)	& Disability	and Guest	Expenses	Relocation	Company	Tax Gross-
Name	Planning(a)	Match(b)	Insurance	Travel(c)	(d)	(e)	Car(f)	Ups(g)

Robert E. Beauchamp	$10,000	$5,000	$6,208	$3,505	—	—	—	$1,235
Stephen B. Solcher	$9,100	$5,000	$2,859	$2,986	—	—	—	$1,051
Cosmo Santullo	—	$5,000	$4,798	$3,267	$17,892	—	—	$7,610
Dan Barnea	$10,000	—	—	—	—	—	$26,000	—
Denise M. Clolery	$1,525	$5,625	$4,366	$2,050	—	$133,047	—	$48,583

(a)	During fiscal 2007, we provided each Named Executive Officer with reimbursement of up to $10,000 for personal tax and financial planning advice. This perquisite has been eliminated for fiscal 2008.

(b)	Represents our matching contributions to 401(k) accounts. All 401(k) participants are treated equally with respect to our 401(k), and we do not have preferential matching for our executive officers.

(c)	Represents the imputed income attributed to the Named Executive Officer for travel and related expenses for such officer’s spouse or guest to accompany him or her to a Board meeting or other company events in which spouses and guests were invited to attend.

(d)	Represents imputed income for commuting expenses. This perquisite has recently been eliminated.

(e)	Represents reimbursable relocation expenses, including closing costs for a sale of a home, related to the officer’s initial hiring and relocation from New York, New York to our headquarters in Houston, Texas.

(f)	Represents annual cost of a company-provided car in Israel. This perquisite has recently been eliminated.

(g)	Represents tax gross-ups on imputed income for travel, commuting and relocation expenses as applicable.

For additional information regarding our philosophy and policies related to perquisites, please see “Compensation Discussion and Analysis — Compensation Elements — Benefits and Perquisites” above.

Base Salary

We have an employment agreement with each of the Named Executive Officers. Under these employment agreements, base salaries for fiscal 2007 were established at the following amounts: Mr. Beauchamp — $950,000; Mr. Solcher - $400,000; Mr. Santullo — $475,000; Mr. Barnea — $375,000; and Ms. Clolery - $375,000. Effective May 1, 2007, Mr. Solcher’s base salary was increased to $430,000 and Ms. Clolery’s base salary was increased to $400,000.

Short-Term Incentive Plan

In addition to base salary, each Named Executive Officer is entitled to a target annual cash bonus equal to a percentage of his or her annual base salary, as follows: Mr. Beauchamp — 150%; Mr. Solcher — 100%; Mr. Santullo — 150%; Mr. Barnea — 125%; and Ms. Clolery — 100%. This element of compensation is carried out through the STIP which is discussed in “Compensation Discussion and Analysis” above.

Long-Term Incentive Plan

The Fiscal 2007 Summary Compensation Table (see footnote 3 to the table) above includes the following payouts under the LTIP (which is described in “Compensation Discussion and Analysis” above): Mr. Beauchamp - $2,100,000 and Mr. Barnea — $750,000 for the performance period from April 1, 2004 to March 31, 2007 during which our TSR ranked in the 100th percentile (we were the top performer) as compared to the competitor group resulting in a payout at 150% of target; and Mr. Santullo — $375,000 for the performance period from April 1, 2005 to September 30, 2006 during which our TSR ranked in the 90th percentile as compared to the competitor group resulting in a payout at 150% of target.

Assumptions

The following table sets forth the assumptions used in our calculation of fiscal 2007 option expense and included in the Fiscal 2007 Summary Compensation Table above:

		Assumptions
				Risk-Free
				Interest	Dividend
	Grant	Volatility	Expected Life	Rate	Yield	Fiscal 2007 Expense
Name	Date	(%)	(Years)	(%)	($)	($)

Robert E. Beauchamp	5/03/04	65.00	4	3.449	0	1,128,714
	4/29/03	78.00	5	2.441	0	1,384,295
	5/09/02	75.00	5	3.410	0	244,754
Stephen B. Solcher	6/12/06	34.00	4	4.942	0	118,319
	8/04/05	53.28	5	4.191	0	75,449
	7/29/04	75.00	5	3.378	0	68,321
	7/31/03	76.00	5	2.837	0	88,205
Cosmo Santullo	6/12/06	34.00	4	4.942	0	147,899
	5/27/05	57.39	5	3.701	0	552,909
	11/01/04	63.00	5	3.615	0	666,581
Dan Barnea	6/12/06	34.00	4	4.942	0	59,159
	5/27/05	57.39	5	3.701	0	387,036
	5/03/04	65.00	4	3.449	0	451,486
	4/29/03	78.00	5	2.441	0	501,210
	5/09/02	75.00	5	3.410	0	72,727
Denise M. Clolery	6/12/06	34.00	4	4.942	0	59,159
	11/28/05	45.33	5	4.354	0	172,543

Grants of Plan-Based Awards in Fiscal 2007

The following table sets forth information relating to plan-based awards granted to our Named Executive Officers during fiscal 2007.

										All
										Other
			Date of							Option	Exercise
			Final							Awards:	or Base
			Comp				Estimated Future Payouts			Number of	Price of	Closing	Grant Date
			Committee	Estimated Future Payouts Under			Under Equity Incentive			Securities	Option	Market	Fair Value
	Plan		or Board	Non-Equity Incentive Plan Awards			Plan Awards(4)			Underlying	Awards	Price on	of Stock and
	Name	Grant	Action	Threshold	Target	Maximum	Threshold	Target	Maximum	Options	($/Sh)	Date of	Option
Name	(1)(2)	Date	(3)	($)	($)	($)	(#)	(#)	(#)	(#) (5)	(6)	Grant	Awards

Robert E. Beauchamp	STIP			712,000	1,425,000	2,137,500
	LTIP			70,000	1,400,000	2,100,000
		6/12/2006	5/13/2006				31,250	125,000	125,000				2,721,875	(7)
Stephen B. Solcher	STIP			200,000	400,000	600,000
	LTIP			15,000	300,000	450,000
		6/12/2006	5/13/2006				20,000	80,000	80,000				1,742,000	(7)
		6/12/2006	5/13/2006							80,000	21.775	21.57	592,000	(8)
Cosmo Santullo	STIP			356,250	712,500	1,068,750
	LTIP			25,000	500,000	750,000
		6/12/2006	5/13/2006				22,500	90,000	90,000				1,959,750	(7)
		6/12/2006	5/13/2006							100,000	21.775	21.57	740,000	(7)
Dan Barnea	STIP			234,500	469,500	703,500
	LTIP			15,000	300,000	450,000
		6/12/2006	5/13/2006				17,500	70,000	70,000				1,524,250	(7)
		6/12/2006	5/13/2006							40,000	21.775	21.57	296,000	(7)
Denise M. Clolery	STIP			187,500	375,000	562,500
	LTIP			10,000	200,000	300,000
		6/12/2006	5/13/2006				17,500	70,000	70,000				1,524,250	(7)
		6/12/2006	5/13/2006							40,000	21.775	21.57	296,000	(8)

(1)	STIP is our Short-Term Incentive Plan which targets quarterly and annual performance against goals established by the Compensation Committee and Board. Awards under the STIP are paid in cash and are reflected in the column titled “Non-Equity Incentive Plan Compensation” in the Fiscal 2007 Summary Compensation Table above. The Threshold, Target and Maximum amounts presented above represent such amounts for the fiscal 2007 STIP. For each of Messrs. Beauchamp, Solcher and Santullo and Ms. Clolery, actual payouts were at 137.5% of target for the year and are described in the Compensation Discussion and Analysis section of this proxy statement. For Mr. Barnea, actual payout was at 124.1% of target for the year and is described in the Compensation Discussion and Analysis section of this proxy statement.

(2)	LTIP is our Long-Term Incentive Plan which is described above in this Executive Compensation section. For each of the Named Executive Officers, except for Mr. Solcher and Ms. Clolery, the Threshold, Target and Maximum amounts under the LTIP will be measured over a three-year performance period from April 1, 2006 to March 31, 2009. As first-time participants in the LTIP, 50% of the Target amount for Mr. Solcher and Ms. Clolery will be measured over an 18-month performance period from April 1, 2006 to September 30, 2007. The remaining 50% will be measured over a three-year performance period from April 1, 2006 to March 31, 2009.

(3)	The Compensation Committee approved the equity grants with a grant date of June 12, 2006 during a meeting held on May 11, 2006, subject to Board approval. The Board approved such awards via unanimous written consent, the final of which was received on May 13, 2006. Each approval stated that the grant date would be June 12, 2006.

(4)	The amounts in these columns represent the threshold and target amounts of performance-based restricted shares awarded to the Named Executive Officers during fiscal 2007. To be earned, certain performance targets must be met. The maximum amount of shares that can vest equals the target amount of shares awarded to each Named Executive Officer.

(5)	Awards in this column are non-qualified stock options which vest 1/48th per month, assuming continued service, over a four-year period.

(6)	Our equity plans specify that fair market value of our common stock shall equal the average of the high and low trades on the date of grant.

(7)	Grant date fair value of restricted shares is calculated by multiplying the fair market value of a share on the date of grant (the average of the high and low trades on such date) by the number of shares. The shares of performance-based restricted stock granted on 6/12/2006 vest based on us achieving certain non-GAAP earnings per share goals in fiscal 2008 and 2009. Thus, per the applicable accounting guidelines, no expense was recorded during fiscal 2007.

(8)	Grant date fair value of stock options is calculated using a Black-Scholes option valuation methodology. See the table above for the assumptions utilized in such calculations.

Outstanding Equity Awards at Fiscal 2007 Year-End

The following table sets forth information, as of March 31, 2007, concerning unexercised options and stock that has not vested for each Named Executive Officer:

	Option Awards					Stock Awards
											Equity
											Incentive
											Plan
								Market		Equity	Awards:
	Number of		Number of					Value of		Incentive	Market
	Securities		Securities			Number of		Shares of		Plan Awards:	Value of
	Underlying		Underlying			Shares of		Stock		Number of	Unearned
	Unexercised		Unexercised			Stock That		That Have		Unearned	Shares
	Options		Options	Option	Option	Have Not		Not		Shares That	That Have
	(#)		(#)	Exercise	Expiration	Vested		Vested		Have Not Vested	Not Vested
Name	Exercisable		Unexercisable	Price ($)	Date	(#)		($)		(#)(13)	($)(12)

Robert E. Beauchamp	225,000		—	45.96	2/15/2009
	115,000		—	45.782	4/26/2010
	1,000,000		—	20.8438	1/8/2011
	875,000		—	16.595	5/9/2012
	143,750	(1)	36,250	14.935	4/29/2013
	343,750	(2)	156,250	17.405	5/3/2014
										125,000	3,848,750
Stephen B. Solcher	1,600		—	14.705	1/21/2010
	10,000		—	14.705	1/21/2010
	30,000		—	19.75	8/9/2010
	25,000		—	17.52	12/17/2011
	20,000		—	16.425	2/25/2012
	15,000	(3)	65,000	21.775	6/12/2012
	26,186	(4)	5,000	13.97	7/31/2013
	17,500	(5)	10,500	15.475	7/29/2014
	11,250	(6)	18,750	19.93	8/4/2015
						12,500	(10)	384,875	(12)
						1,800	(11)	55,422	(12)
										80,000	2,463,200
Cosmo Santullo	18,750	(3)	81,250	21.775	6/12/2012
	140,625	(7)	109,375	19.02	11/1/2014
	84,375	(8)	140,625	16.83	5/27/2015
										90,000	2,771,100
Dan Barnea	200,000		—	35.875	4/14/2009
	50,000		—	45.782	4/26/2010
	260,000		—	16.595	5/9/2012
	7,500	(3)	32,500	21.775	6/12/2012
	196,875	(1)	13,125	14.935	4/29/2013
	137,500	(2)	62,500	17.405	5/3/2014
	76,562	(8)	98,438	16.83	5/27/2015
										70,000	2,155,300
Denise M. Clolery	7,500	(3)	32,500	21.775	6/12/2012
	23,437	(9)	51,563	20.305	11/28/2015
										70,000	2,155,300

(1)	Options vest 1/16th per calendar quarter from date of grant (4/29/2003).

(2)	Options vest 1/16th per calendar quarter from date of grant (5/3/2004).

(3)	Options vest 1/48th per month from date of grant (6/12/2006).

(4)	Options vest 1/16th per calendar quarter from date of grant (7/31/2003).

(5)	Options vest 1/16th per calendar quarter from date of grant (7/29/2004).

(6)	Options vest 1/16th per calendar quarter from date of grant (8/4/2005).

(7)	Options vest 1/16th per calendar quarter from date of grant (11/1/2004).

(8)	Options vest 1/16th per calendar quarter from date of grant (5/27/2005).

(9)	Options vest 1/16th per calendar quarter from date of grant (11/28/2005).

(10)	Shares of time-based restricted stock with grant date of 8/29/05 — vested 50% at 8/29/2006, and remaining 50% vests on 8/29/2007.

(11)	Shares of time-based restricted stock with grant date of 7/20/2005 — vested 25% on 7/20/06, and vests in additional 25% increments each July 20 through 7/20/2009.

(12)	Calculated using the closing price on Friday, March 30, 2007 (the final trading day of fiscal 2007) of $30.79.

(13)	Shares of performance-based restricted stock granted on 6/12/2006 that will vest based on us achieving certain non-GAAP EPS goals in fiscal 2008 and 2009. The form of award agreement was filed as an exhibit to a Current Report on Form 8-K filed with the SEC on June 7, 2006.

Fiscal 2007 Option Exercises and Stock Vested

The following table provides information on stock options exercised and stock awards vested during fiscal 2007.

	Option Awards		Stock Awards
	Number of Shares		Number of Shares
	Acquired on	Value Realized on	Acquired on	Value Realized on
	Exercise	Exercise	Vesting	Vesting
Name	(#)(1)	($)	(#)	($)

Robert E. Beauchamp	875,028	8,831,914	—	—
Stephen B. Solcher	27,500	352,791	13,100	351,150
Cosmo Santullo	25,000	368,138	—	—
Dan Barnea	200,000	2,223,819	—	—
Denise M. Clolery	—	—	—	—

(1)	All shares were exercised pursuant to Rule 10b5-1 trading plans. For more information on each Named Executive Officer’s holdings of our stock, see “Security Ownership of Management” on page 24.

Fiscal 2007 Nonqualified Deferred Compensation

The following table provides certain information with respect to our Non-Qualified Deferred Compensation Plan which is described above in “Compensation Discussion and Analysis — Compensation Elements — Benefits and Perquisites.”

	Executive		Registrant		Aggregate	Aggregate
	Contributions in		Contributions in	Aggregate Earnings	Withdrawals/	Balance
	Last FY		Last FY	in Last FY	Distributions	at Last FYE
Name	($)		($)	($)(2)	($)	($)

Robert E. Beauchamp	—		—	396,909	—	2,465,157	(3)
Stephen B. Solcher	—		—	47,196	7,743	295,754	(3)
Cosmo Santullo	309,851	(1)	—	16,118	—	394,809	(4)
Dan Barnea	—		—	—	—	—
Denise M. Clolery	—		—	—	—	—

(1)	Contributions in fiscal 2007 include $193,945 reported in our Summary Compensation Table for fiscal 2006 included in last year’s proxy statement and $115,906 reported in our Fiscal 2007 Summary Compensation Table above.

(2)	Earnings are not reported in our Fiscal 2007 Summary Compensation Table because they are not above-market or preferential earnings.

(3)	Mr. Beauchamp and Mr. Solcher have not contributed to this plan since 2002. Mr. Solcher was not a Named Executive Officer prior to this proxy statement, so none of his prior contributions have been reported in previous proxy statements. Mr. Beauchamp’s previous contributions were included in our Summary Compensation tables included in previous proxy statements.

(4)	Mr. Santullo contributed $19,922 to this plan in fiscal 2006 which was included in our Summary Compensation table in last year’s proxy statement, and he contributed $47,813 to this plan which was included in our Summary Compensation table for our 2005 proxy statement.

Potential Payments Upon Termination or Change-in-Control

Termination Events

Our employment agreements with each of our Named Executive Officers provide that in the case of a termination of employment by us without cause, as defined in the agreement, or by the Named Executive Officer for Good Reason, as defined in the agreement, the Named Executive Officer would be entitled to a payment equal to two years of his or her then current base salary and a payment equal to two times his or her then current cash bonus target amount. The following table sets forth the amounts of such severance payments to the Named Executive Officer assuming the event that triggered the payment occurred March 31, 2007:

								Voluntary
								Termination
	Executive				Involuntary			without
	Benefits and			Involuntary	Not For	Voluntary		Good
	Payments			for Cause	Cause	Termination with		Reason (e.g.
	Upon	Death	Disability	Termination	Termination	Good Reason		Retirement)
Name	Termination	($)	($)	($)	($)(1)	($)(1)		($)

Robert E. Beauchamp	Severance Payments	—	—	—	4,750,000	4,750,000		—
Stephen B. Solcher	Severance Payments	—	—	—	1,600,000	1,600,000		—
Cosmo Santullo	Severance Payments	—	—	—	2,375,000	2,375,000		—
Dan Barnea	Severance Payments	—	—	—	1,687,500	1,912,500	(2)	—
Denise M. Clolery	Severance Payments	—	—	—	1,500,000	1,500,000		—

(1)	The amount of severance is equal to two years of current base salary and two times current cash bonus target amount, as of 3/31/07.

(2)	Pursuant to an amendment to his executive employment agreement which was filed by us as an exhibit to our Current Report on Form 8-K on April 24, 2006, Mr. Barnea may voluntarily resign his employment with us for Good Reason until April 19, 2008 due to a change in his job responsibilities and compensation in April 2006, and in such circumstances he would be entitled to a payment equal to two times his former base salary of $425,000 plus two times his former incentive target amount of 125% (for a total severance payment of $1,912,500).

Termination Events During 12 months After a Change-in-Control

Our employment agreements with each of our Named Executive Officers also provide that in the event of a termination of employment without cause or for Good Reason within 12 months of a change-in-control, each Named Executive Officer would be entitled to a payment equal to two years of his or her then current base salary and a payment equal to two times his or her then current cash bonus target amount, would vest fully in outstanding options and restricted stock and would continue to receive medical insurance benefits at no cost for up to eighteen months. In consideration of the benefits bestowed under the employment agreement, the agreements restrict competitive activities for two years (18 months in Ms. Clolery’s case) after termination, prohibit disclosure of our confidential information and prohibit solicitation of our employees, and receipt of severance benefits is contingent upon execution of a release of claims.

The amounts shown below assume a termination effective as of March 31, 2007, as well as a closing price of our Common Stock on Friday, March 30, 2007 (the last trading day of our fiscal year) of $30.79 per share, and thus include amounts earned through such time and are estimates of amounts that would be paid out to the Named Executive Officers upon their separation or termination. Unless otherwise noted, all cash benefits are stated as the total present value of the obligation. In circumstances where our obligation is service-based, the discounted present value of the obligation is included in the following table. However, these amounts are estimates only, as the actual obligation can only be determined at the time of the Named Executive Officer’s separation from us.

The following table sets forth potential payments to the Named Executive Officers in the event of a termination without cause or termination for Good Reason by each of the Named Executive Officers within 12 months of a change-in-control, in each case assuming the event that triggered the payment occurred March 31, 2007:

		Acceleration of	Acceleration of
		Time-Based	Performance-
	Severance	Restricted	Based	Acceleration of
	Amount	Stock	Restricted Stock	Stock Options	Benefits	Total
Name	($)(1)	($)(2)	($)(3)	($)(4)	($)(5)	($)(6)

Robert E. Beauchamp	4,750,000	—	3,848,750	2,666,150	27,202	11,292,102
Stephen B. Solcher	1,600,000	440,297	2,463,200	1,034,508	24,685	5,562,690
Cosmo Santullo	2,375,000	—	2,771,100	3,982,938	27,896	9,156,934
Dan Barnea	1,687,500	—	2,155,300	2,711,834	45,844	6,600,478
Denise M. Clolery	1,500,000	—	2,155,300	833,775	12,324	4,501,399

(1)	The Severance Amount is equal to two years of current base salary and two times current cash bonus target amount, as of 3/31/07.

(2)	The Acceleration of Time-Based Restricted Stock for Mr. Solcher represents the value of unvested Restricted Stock that would have accelerated upon a post-change-in-control termination on 3/31/07. This includes 1,800 unvested shares granted on 7/20/05 and 12,500 unvested shares granted on 8/29/05.

(3)	The Acceleration of Performance-Based Restricted Stock represents the value of unvested Restricted Stock that would have accelerated upon a post-change-in-control termination on 3/31/07. For Mr. Beauchamp, this includes 125,000 unvested shares granted on 6/12/06; for Mr. Solcher, this includes 80,000 unvested shares granted on 6/12/06; for Mr. Santullo, this includes 90,000 unvested shares granted on 6/12/06; for Mr. Barnea, this includes 70,000 unvested shares granted on 6/12/06; and, for Ms. Clolery, this includes 70,000 unvested shares granted on 6/12/06.

(4)	The Acceleration of Stock Options is equal to the intrinsic value of unvested stock options as of 3/31/07 which would have accelerated upon a post-change-in-control termination. This includes 192,500, 99,250, 331,250, 206,563, and 84,062, for Messrs. Beauchamp, Solcher, Santullo and Barnea, and Ms. Clolery, respectively. Additional information regarding these awards is presented in the Table of Outstanding Equity Awards at Fiscal 2007 Year-End.

(5)	The Benefits represents the cost of providing continued medical insurance coverage for a period of 18 months for Messrs. Beauchamp, Solcher, Santullo and Barnea, and Ms. Clolery. In addition, Messrs. Solcher, Santullo and Barnea, and Ms. Clolery are also provided 18 months of life insurance coverage.

(6)	The amount of severance payable is subject to reduction to the extent that such payments would be subject to the excise tax provisions of Code Section 280G and such reduction would put the recipient in a more favorable after-tax position than if the full severance payment were made.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

None of the members of the Compensation Committee were officers or employees or former officers or employees of ours or any of our subsidiaries during fiscal 2007, or had any relationship otherwise requiring disclosure.

EQUITY COMPENSATION PLANS

The following table provides information with respect to shares of Common Stock that may be issued under our equity compensation plans as of March 31, 2007. The table does not include information regarding the 2007 Incentive Plan which is being submitted to stockholders at the Annual Meeting, or outstanding awards we assumed in connection with acquisitions.

			Number of Shares
			of Common Stock
			Remaining
			Available for
			Future Issuance
			Under Equity
			Compensation
	Number of Shares of		Plans (Excluding
	Common Stock to		Shares of
	be Issued upon	Weighted-Average	Common Stock
	Exercise of	Exercise Price of	Reflected in
	Outstanding Options	Outstanding Options	Column (a))
Plan Category	(a)(1)	(b)	(c)

Equity compensation plans approved by security holders(2)	16,342,241	$22.35	7,674,714	(4)
Equity compensation plans not approved by security holders(3)	4,802,660	$18.56	6,298,021

Total	21,144,901	$21.49	13,972,735

(1)	Various stock option plans (the “Assumed Plans”) were assumed by us in connection with our acquisitions by merger of BGS Systems, Inc. in 1998, Boole & Babbage, Inc. in 1999 , Evity, Inc. in 2000 and Marimba, Inc. in 2004. No future options will be issued under the Assumed Plans. As of March 31, 2007, options to purchase an aggregate of 279,354 shares of Common Stock at a weighted-average exercise price of $16.92 were outstanding under the Assumed Plans.

(2)	Includes our 1994 Nonemployee Directors’ Stock Option Plan, 1994 Employee Incentive Plan, 2002 Nonemployee Director Stock Option Plan and 2002 Employee Incentive Plan. No further awards may be granted under the 1994 Nonemployee Directors’ Stock Option Plan or the 2002 Nonemployee Director Stock Option Plan.

(3)	Our 2000 Employee Stock Incentive Plan and 2000 Stock Option Plan have not been approved by our stockholders. The material provisions of each of these plans are described below.

(4)	Includes 2,805,563 shares of Common Stock available for issuance pursuant to our 2006 Employee Stock Purchase Plan.

From March 31, 2007 to June 30, 2007, we have issued 741,680 shares of restricted stock and 4,348,360 stock options at a weighted-average exercise price of $32.14. In addition, certain shares and options have been cancelled. As of June 30, 2007, 2,207,961 shares of unvested restricted stock remained outstanding. The following table summarizes share and exercise price information about our equity compensation plans, excluding shares from the Assumed Plans and the 2,805,563 shares available for issuance pursuant to our Employee Stock Purchase Plan, as of June 30, 2007, and on a pro forma basis assuming the approval of the 2007 Incentive Plan and related amendments to other equity compensation plans was effective as of June 30, 2007.

June 30, 2007
Number of Shares
of Common Stock
Remaining
Available for
	Number			Future Issuance
	of Shares of			Under Equity
	Common		Weighted-	Compensation
	Stock to		Average	Plans (Excluding
	be Issued Upon		Exercise	Shares of
	Exercise of		Price of	Common Stock
	Outstanding		Outstanding	Reflected in
Plan Category	Options		Options	Column (a))
	(a)		(b)	(c)
2007 Incentive Plan
Pro Forma(1)
Actual

Equity compensation plans approved by security holders	15,634,213		$23.28	3,668,221	21,860,524
Equity compensation plans not approved by security holders	7,610,808		$24.76	2,882,720	—

Total	23,245,021	(2)	$23.77	6,550,941	21,860,524

(1)	For information regarding the number of shares reserved under the 2007 Incentive Plan and related amendments to our other equity compensation plans, see “Proposal Three: Ratification And Approval of the BMC Software, Inc. 2007 Incentive Plan — Shares Subject to Plan” and “— Other Equity Plan Amendments”

(2)	The weighted-average remaining contractual term as of June 30, 2007 is 5.41.

Material Features of Plans Not Approved by Stockholders

2000 Employee Stock Incentive Plan

Our 2000 Employee Stock Incentive Plan was adopted by the Board to enable us to recruit, retain and motivate its non-executive employees with equity-based incentives, primarily employee stock options. Our employees and consultants are eligible to receive grants under this plan, and the plan is administered by our Compensation Committee. We have not used this plan to make awards to executive officers. An aggregate of 22,000,000 shares of Common Stock were reserved for awards under the plan. As of March 31, 2007, options to purchase 4,762,660 shares of Common Stock were outstanding under the plan and an aggregate of 6,298,021 shares of Common Stock remained available for awards under the plan. As of June 30, 2007, options to purchase 7,570,808 shares of Common Stock were outstanding under the plan and an aggregate of 2,882,720 shares of Common Stock remained available for awards under the plan. To date, no shares of restricted stock have been granted under the plan, and we are prohibited from doing so. The exercise price per share of Common Stock for options granted under the plan is determined by the Compensation Committee; provided, that the exercise price is not less than the fair market value of shares of Common Stock at the date the option is granted. The term of each stock option is specified by the Compensation Committee. In general, in the event of a change-in-control, the Compensation Committee will take one or more of the following four actions (which actions may vary among holders): accelerate the vesting of all outstanding and unexercised options; require the surrender of outstanding options and pay the holders of such options the difference between the change-in-control value and the exercise price of such options; make such adjustments to outstanding options as the Compensation Committee deems appropriate to reflect the change-in-control event; or provide that outstanding options shall be converted into options to receive shares of stock or securities or property to which the holder would have been entitled, pursuant to the terms of the change-in-control event (merger, sale of assets or otherwise), if immediately prior to such change-in-control event the holder had been a stockholder.

On June 15, 2007, in connection with the adoption of the 2007 Incentive Plan, the Board adopted an amendment to the 2000 Employee Stock Incentive Plan that reduces the maximum number of shares available for grant under the plan by the number of shares reserved but not subject to outstanding grants immediately prior to the effective date of the amendment. The adoption of the amendment is contingent on stockholder approval of the 2007 Incentive Plan. The effective date of the amendment will be the date the stockholders approve the 2007 Incentive Plan.

2000 Stock Option Plan

Our 2000 Stock Option Plan was adopted by the Board in connection with our acquisition by merger of Evity, Inc. Certain stockholders of Evity, including consultants of Evity, were granted options to purchase shares of Common Stock as additional consideration in connection with the acquisition. An aggregate of 600,000 shares of Common Stock were authorized under this plan, and options to purchase 400,000 shares of Common Stock were granted to former stockholders, employees and consultants of Evity at the closing of the merger on April 25, 2000. As of March 31, 2007, options to purchase 40,000 shares of Common Stock were outstanding under this plan. We will not issue any additional options under this plan. Only awards of stock options were available under the plan. The exercise price per share of Common Stock for options granted under the plan was equal to the fair market value of shares of Common Stock at the date such option was granted. All stock options granted under the plan have a ten-year term from the date of grant. In general, in the event of a change-in-control, the Compensation Committee will take one or more of the following four actions (which actions may vary among holders): accelerate the vesting of all outstanding and unexercised options; require the surrender of outstanding options and pay the holders of such options the difference between the change-in-control value and the exercise price of such options; make such adjustments to outstanding options as the Compensation Committee deems appropriate to reflect the change-in-control event; or provide that outstanding options shall be converted into options to receive shares of stock or securities or property to which the holder would have been entitled, pursuant to the terms of the change-in-control event (merger, sale of assets or otherwise), if immediately prior to such change-in-control event the holder had been a stockholder.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD

The Audit Committee of the Board is composed of independent directors as defined by the listing standards of the NYSE and the rules of the SEC. In addition, the Board has determined that each member of the Audit Committee is an “audit committee financial expert” as defined by the rules of the SEC. The Audit Committee operates under a written charter adopted and approved by the Board, a copy of which is available on our website at www.bmc.com/investors. Thomas J. Smach joined the Audit Committee effective June 1, 2007 after the Audit Committee had completed its work related to our audit for fiscal 2007. Therefore, Mr. Smach is not a signatory to this report.

The purpose of the Audit Committee is to assist the Board in fulfilling its responsibility to oversee (i) the quality and integrity of our financial statements and the process that produces them, (ii) our compliance with legal and regulatory requirements, (iii) the quality and integrity of our risk management process and (iv) the qualifications and independence of the independent registered public accountants. The Audit Committee also oversees the performance of BMC Software’s internal audit function. The Audit Committee has sole responsibility for the retention and termination of the independent registered public accountants. The Audit Committee members are not professional accountants or auditors, and their functions are not intended to duplicate or certify the activities of management and the independent auditors.

The Audit Committee has met and reviewed and discussed our audited financial statements as of and for the year ended March 31, 2007, with our management, which has the primary responsibility for our financial statements, as well as with our independent registered public accountants, Ernst & Young LLP, who are responsible for performing an independent audit of BMC Software’s consolidated financial statements in accordance with auditing standards generally accepted in the United States and issuing a report thereon.

The Audit Committee has discussed with Ernst & Young LLP the matters required to be discussed by Statement on Auditing Standards No. 61, Communicating with Audit Committees, as amended, by the Auditing Standards Board of the American Institute of Certified Public Accountants. The Audit Committee has received and reviewed the written disclosures and the letter from Ernst & Young LLP required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees and has discussed with Ernst & Young LLP their independence. The Audit Committee also considered whether Ernst & Young LLP’s non-audit services to us were compatible with their independence and concluded their independence was not compromised by the provision of such services.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements referred to above be included in our Annual Report on Form 10-K for the year ended March 31, 2007, filed with the SEC.

Submitted by:

Audit Committee

George F. Raymond (Chairman)
 Jon E. Barfield
Kathleen A. O’Neil

STOCKHOLDER PROPOSALS

Pursuant to the various rules promulgated by the SEC, stockholders interested in submitting a proposal for inclusion in our proxy materials and for presentation at the 2008 Annual Meeting of Stockholders may do so by following the procedures set forth in Rule 14a-8 under the Securities Exchange Act of 1934, as amended. To be eligible for inclusion in such proxy materials, stockholder proposals must be received by our Secretary no later than March 21, 2008.

In addition to the requirements of the SEC described in the preceding paragraph, and as more specifically provided for in our bylaws, in order for a nomination of persons for election to our Board or a proposal of business to be properly brought before our Annual Meeting of stockholders, it must be either specified in the notice of the meeting given by us or otherwise brought before the meeting by or at the direction of our Board or by a stockholder of ours entitled to vote at the meeting and who complies with the following notice procedures.

For nominations or other business to be properly brought before an annual meeting by a stockholder, the stockholder must give timely notice thereof in writing to our Secretary and such business must be a proper matter for stockholder action under the Delaware General Corporation Law. To be timely, a stockholder’s notice must be delivered to our Secretary at our principal executive offices not less than 45 days or more than 75 days prior to the first anniversary of the date on which we first mailed our proxy materials for the preceding year’s annual meeting. For a stockholder nomination for election to our Board or a proposal of business to be considered at the 2008 Annual Meeting of stockholders, it should be properly submitted to our Secretary no earlier than May 5, 2008 and no later than June 4, 2008. However, if the date of the 2008 Annual Meeting of stockholders is advanced by more than 30 days prior to or delayed by more than 30 days after the anniversary of this year’s annual meeting, notice by the stockholder to be timely must be delivered not later than the close of business on the later of the 90th day prior to such annual meeting and the 10th day following the day on which public announcement of the date of such meeting is first made.

For each individual that a stockholder proposes to nominate as a director, such notice must set forth all of the information required to be disclosed in solicitations of proxies for elections of directors, or is otherwise required, in each case under applicable law. For any other business that a stockholder desires to bring before an annual meeting, the stockholder must provide a brief description of such business, the reasons for conducting such business and any material interest in such business of the stockholder and any beneficial owner on whose behalf the stockholder has made the proposal. If a stockholder provides notice for either event described above, such notice must include the following information:

•	the name and address of the stockholder as it appears on our books;

•	the name and address of the beneficial owner, if any, as it appears on our books; and

•	the class or series and the number of shares of our stock that are owned beneficially and of record by the stockholder and the beneficial owner.

If we increase the number of directors to be elected at an annual meeting and there is no public announcement naming all of the nominees for director or specifying the size of the increased Board made by us at least 55 days prior to the anniversary of the date the previous year’s proxy statement was first mailed to stockholders, a stockholder’s notice regarding the nominees for the new positions created by such increase will be considered timely if it is delivered to our Secretary at the address indicated on page 1 of this proxy statement not later than the close of business on the 10th day following the day on which the public announcement is first made.

ANNUAL REPORT ON FORM 10-K

We have furnished a copy of our Annual Report, as filed with the SEC, including the financial statements thereto to each person whose proxy is being solicited. Our Annual Report and exhibits thereto may be viewed on the Internet at www.bmcsoftware.com/investors or at www.sec.gov. We will furnish to any such person any exhibit described in the list accompanying the Annual Report. Requests for copies of such report and/or exhibit(s) should be directed to Denise M. Clolery, Secretary, BMC Software, Inc., 2101 CityWest Blvd., Houston, Texas 77042.

OTHER INFORMATION

Transfer Agent.  Stockholders should direct communications regarding change of address, transfer of stock ownership or lost stock certificates to: Computershare Trust Company, N.A., P.O. Box 43078, Providence, RI 02940-3078. Our transfer agent may also be reached via the Internet at http://www.computershare.com, by telephone at (877)282-1168 or by facsimile at (617)360-6900.

The cost of soliciting proxies in the accompanying form will be borne by us. In addition to solicitations by mail, a number of officers, directors and regular employees of ours may, if necessary to ensure the presence of a quorum and at no additional expense to us, solicit proxies in person or by telephone. We also will make arrangements with brokerage firms, banks and other nominees to forward proxy materials to beneficial owners of shares and will reimburse such nominees for their reasonable costs.

The persons designated to vote shares covered by proxies intend to exercise their judgment in voting such shares on other matters that may come before the Annual Meeting. Management does not expect, however, that any matters other than those referred to in this proxy statement will be presented for action at the Annual Meeting.

By Order of the Board of Directors

Denise M. Clolery
Secretary

Houston, Texas
July 19, 2007

ANNEX A

BMC SOFTWARE, INC.
2007 INCENTIVE PLAN

BMC SOFTWARE, INC.
2007 INCENTIVE PLAN

BMC SOFTWARE, INC.
2007 INCENTIVE PLAN

SECTION I

DEFINITIONS

1.1 Definitions.  Whenever used herein, the masculine pronoun will be deemed to include the feminine, and the singular to include the plural, unless the context clearly indicates otherwise, and the following capitalized words and phrases are used herein with the meaning thereafter ascribed:

(a) “Affiliate” means:

(1) Any Subsidiary or Parent,

(2) An entity that directly or through one or more intermediaries controls, is controlled by, or is under common control with the Company, as determined by the Company, or

(3) Any entity in which the Company has such a significant interest that the Company determines it should be deemed an “Affiliate”, as determined in the sole discretion of the Company.

(b) “Award” means, individually and collectively, an Incentive Stock Option, Non-Qualified Stock Option, Dividend Equivalent Right, Performance Award, Restricted Stock Unit, Stock Appreciation Right, Stock Award, and Phantom Stock.

(c) “Award Agreement” means an agreement between the Company and a Participant or other documentation evidencing any Award granted under the Plan.

(d) “Award Program” means a written program established by the Committee, pursuant to which Awards are granted under the Plan under uniform terms, conditions and restrictions set forth in such written program.

(e) “Board of Directors” means the board of directors of the Company.

(f) “Code” means the Internal Revenue Code of 1986, as amended.

(g) “Committee” means the one or more committees appointed by the Board of Directors to administer the Plan. The Board of Directors shall consider the advisability of whether the members of the Committee shall consist solely of two or more members of the Board of Directors who are both Outside Directors. Notwithstanding the foregoing, with respect to Awards granted by an officer or officers of the Company and/or the Chairperson of the Compensation Committee pursuant to Section 2.3(b), the “Committee” as used in the Plan shall mean such officer or officers and/or such Chairperson, unless the context would clearly indicate otherwise.

(h) “Company” means BMC Software, Inc., a Delaware corporation.

(i) “Disability” has the same meaning as provided in the long-term disability plan or policy maintained or, if applicable, most recently maintained, by the Company or, if applicable, any Affiliate of the Company for the Participant. If no long-term disability plan or policy was ever maintained on behalf of the Participant or, if the determination of Disability relates to an Incentive Stock Option, Disability means that condition described in Code Section 22(e)(3), as amended from time to time. In the event of a dispute, the determination of Disability will be made by the Committee and will be supported by advice of a physician competent in the area to which such Disability relates.

(j) “Dividend Equivalent Rights” means certain rights to receive cash payments as described in Section 3.5.

(k) “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

(l) “Fair Market Value” refers to the determination of the value of a share of Stock as of a date, determined as follows:

(1) if the shares of Stock are actively traded on any national securities exchange or any nationally recognized quotation or market system (including, without limitation Nasdaq), Fair Market Value shall mean the price at which Stock shall have been sold on such date or on the trading day immediately preceding such date, as reported by any such exchange or system selected by the Committee on which the shares of Stock are then traded;

(2) if the shares of Stock are not actively traded on any such exchange or system, Fair Market Value shall mean the price for the Stock on such date, or on the trading day immediately preceding such date, as reported by such exchange or system; or

(3) if the shares of Stock are not actively traded or reported on any exchange or system on such date or on the business day immediately preceding such date, Fair Market Value shall mean the fair market value of a share of Stock as determined by the Committee taking into account such facts and circumstances deemed to be material by the Committee to the value of the Stock in the hands of the Participant.

Notwithstanding the foregoing, for purposes of Paragraph (1), (2), or (3) above, the Committee may use the closing price as of the indicated date, the average of the high and low prices or value as of the indicated date or for a period certain ending on the indicated date, the price determined at the time the transaction is processed, the tender offer price for shares of Stock, or any other method which the Committee determines is reasonably indicative of the fair market value of the Stock; provided further, that for purposes of granted Non-Qualified Stock Options or Stock Appreciation Rights, Fair Market Value of Stock shall be determined in accordance with the requirements of Code Section 409A, and for purposes of granting Incentive Stock Options, Fair Market Value of Stock shall be determined in accordance with the requirements of Code Section 422.

(m) “Incentive Stock Option” means an incentive stock option within the meaning of Section 422 of the Internal Revenue Code.

(n) “Non-Qualified Stock Option” means a stock option that is not an Incentive Stock Option

(o) “Option” means a Non-Qualified Stock Option or an Incentive Stock Option.

(p) “Outside Director” means an outside director as defined in Treas. Reg. § 1.162-27(e) as promulgated by the Internal Revenue Service and “non-employee directors” as defined in Rule 16b-3(b)(3) as promulgated under the Exchange Act, and if applicable, who satisfies the requirements of the national securities exchange or nationally recognized quotation or market system on which the Stock is then traded.

(q) “Over 10% Owner” means an individual who at the time an Incentive Stock Option to such individual is granted owns Stock possessing more than 10% of the total combined voting power of the Company or one of its Subsidiaries, determined by applying the attribution rules of Code Section 424(d).

(r) “Parent” means any corporation (other than the Company) in an unbroken chain of corporations ending with the Company if, with respect to Incentive Stock Options, at the time of the granting of the Option, each of the corporations other than the Company owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain. A Parent shall include any entity other than a corporation to the extent permissible under Section 424(f) or regulations and rulings thereunder.

(s) “Participant” means an individual who receives an Award hereunder.

(t) “Performance Goals” means any one or more of the following performance goals, intended by the Committee to constitute objective goals for purposes of Code Section 162(m), either individually, alternatively or in any combination, applied to either the Company as a whole or to a business unit or Affiliate, either individually, alternatively or in combination, and measured either quarterly, annually or cumulatively over a period of quarters or years, on an absolute basis or relative to a pre-established target, to previous quarter’s or years’ results or to a designated comparison group, in each case as specified by the Committee in the Award:

(i) earnings per share;

(ii) operating cash flow;

(iii) cash available;

(iv) net income;

(v) revenue, including but not limited to maintenance revenue, deferred revenue, or ratable license revenue;

(vi) total shareholder return;

(vii) return on invested capital;

(viii) return on shareholder equity;

(ix) return on assets;

(x) return on common book equity;

(xi) market share;

(xii) economic value added;

(xiii) stock price;

(xiv) operating income;

(xv) operating margin;

(xvi) EBIT, or EBITDA;

(xvii) sales, including but not limited to the linearity of sales or the percentage of sales before a specified time period in a quarter or fiscal year;

(xviii) cost reduction goals;

(xix) expenses or operating expenses;

(xx) productivity of employees as measured by revenues, costs or earnings per employee; or

(xxi) any combination of the foregoing.

The Committee may appropriately adjust any evaluation of performance under a Performance Goal to remove the effect of equity compensation expense under FAS 123R, amortization of acquired technology and intangibles, asset write-downs; litigation or claim judgments or settlements; the effect of changes in or provisions under tax law, accounting principles or other such laws or provisions affecting reported results; accruals for reorganization and restructuring programs; discontinued operations; and any items that are extraordinary, unusual in nature, non-recurring or infrequent in occurrence, except where such action would result in the loss of the otherwise available exemption of the Award under Section 162(m) of the Code, if applicable.

(u) “Performance Period” means, with respect to an Award, a period of time within which the Performance Goals relating to such Award are to be measured. The Performance Period will be established by the Committee at the time the Award is granted.

(v) “Performance Award” refers to a performance award as described in Section 3.6.

(w) “Phantom Stock” refers to the rights described in Plan Section 3.8.

(x) “Plan” means the BMC Software, Inc. 2007 Incentive Plan.

(y) “Restricted Stock Units” refers to the rights described in Section 3.7.

(z) “Stock” means the Company’s common stock.

(aa) “Stock Appreciation Rights” refers to the rights described in Section 3.3.

(bb) “Stock Award” means a stock award described in Section 3.4.

(cc) “Subsidiary” means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if, at the time of the granting of the Option, each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in the chain. A “Subsidiary” shall include any entity other than a corporation to the extent permissible under Section 424(f) or regulations or rulings thereunder.

(dd) “Termination of Employment” means the termination of the employment relationship between a Participant and the Company and its Affiliates, regardless of whether severance or similar payments are made to the Participant for any reason, including, but not by way of limitation, a termination by resignation, discharge, death, Disability or retirement. The Committee will, in its absolute discretion, determine the effect of all matters and questions relating to a Termination of Employment as it affects an Award, including, but not by way of limitation, the question of whether a leave of absence constitutes a Termination of Employment. With respect to directors, “Termination of Employment” shall mean the termination of services by such director for the Company and its Affiliates.

SECTION 2

THE INCENTIVE PLAN

2.1 Purpose of the Plan.  The Plan is intended to (a) provide incentives to certain officers, employees, and directors of the Company and its Affiliates to stimulate their efforts toward the continued success of the Company and to operate and manage the business in a manner that will provide for the long-term growth and profitability of the Company; (b) encourage stock ownership by certain officers, employees, and directors by providing them with a means to acquire a proprietary interest in the Company, acquire shares of Stock, or to receive compensation which is based upon appreciation in the value of Stock; and (c) provide a means of obtaining, rewarding and retaining officers, employees, and directors.

2.2 Stock Subject to the Plan.  Subject to adjustment in accordance with Section 5.2, Eighteen Million, Two Hundred and Fifty Thousand (18,250,000) shares of Stock (the “Maximum Plan Shares”) are hereby reserved exclusively for issuance upon exercise or payment pursuant to Awards, all or any of which may be pursuant to any one or more Award, including without limitation, Incentive Stock Options. Any shares of Stock made subject to Awards of Options or Stock Appreciation Rights shall be counted against this number as one (1) share of Stock for every one (1) share of Stock issued. Any shares of Stock granted as an Award other than Options or Stock Appreciation Rights shall be counted against this number as two and one-quarter (2.25) shares of Stock for every one (1) share of Stock issued. Shares of Stock shall not be deemed to have been issued pursuant to the Plan with respect to any portion of an Award that is settled in cash. The shares of Stock attributable to the nonvested, unpaid, unexercised, unconverted or otherwise unsettled portion of any Award that is forfeited or cancelled or expires or terminates for any reason without becoming vested, paid, exercised, converted or otherwise settled in full will again be available for purposes of the Plan. For purposes of determining the number of shares of Stock issued upon the exercise, settlement or grant of an Award under this Section, any shares of Stock withheld to satisfy tax withholding obligations shall be considered issued under the Plan.

2.3 Administration of the Plan.

(a) The Plan is administered by the Committee. The Committee has full authority in its discretion to determine the officers, employees, and directors of the Company or its Affiliates to whom Awards will be granted and the terms and provisions of Awards, subject to the Plan. Subject to the provisions of the Plan, the Committee has full and conclusive authority to interpret the Plan; to prescribe, amend and rescind rules and regulations relating to the Plan; to determine the terms and provisions of the respective Award Agreements and to make all other determinations necessary or advisable for the proper administration of the Plan. The Committee’s determinations under the Plan need not be uniform and may be made by it selectively among persons who receive, or are eligible to receive,

Awards under the Plan (whether or not such persons are similarly situated). The Committee’s decisions are final and binding on all Participants. Each member of the Committee shall serve at the discretion of the Board of Directors and the Board of Directors may from time to time remove members from or add members to the Committee. Vacancies on the Committee shall be filled by the Board of Directors.

(b) Notwithstanding any other provision of this Plan, the Board of Directors may by resolution authorize one or more officers of the Company and/or the Chairman of the Compensation Committee of the Board of Directors to do one or both of the following: (1) designate individuals (other than officers or directors of the Company or any Affiliate who are subject to Section 16 of the Securities Exchange Act of 1934, as amended) to receive Awards under the Plan, and (2) determine the number of shares of Stock subject to such Awards; provided however, that the resolution shall specify the total number of shares of Stock that may be awarded subject to such Awards.

2.4 Eligibility and Limits.  Awards may be granted only to officers, employees, and directors of the Company or any Affiliate of the Company; provided, however, that an Incentive Stock Option may only be granted to an employee of the Company or any Parent or Subsidiary. In the case of Incentive Stock Options, the aggregate Fair Market Value (determined as of the date an Incentive Stock Option is granted) of Stock with respect to which stock options intended to meet the requirements of Code Section 422 become exercisable for the first time by an individual during any calendar year under all plans of the Company and its Subsidiaries may not exceed $100,000; provided further, that if the limitation is exceeded, the Incentive Stock Option(s) which cause the limitation to be exceeded will be treated as Non-Qualified Stock Option(s). To the extent required under Section 162(m) of the Code and the regulations thereunder, for compensation to be treated as qualified performance-based compensation, subject to adjustment in accordance with Section 5.2, the maximum number of shares of Stock with respect to which (a) Options, (b) Stock Appreciation Rights, and (c) other Awards (other than Performance Awards) to the extent they are granted with the intent that they qualify as qualified performance-based compensation under Section 162(m) of the Code may be granted during any calendar year to any employee may not exceed One Million (1,000,000). To the extent required under Section 162(m) of the Code and the regulations thereunder, for compensation to be treated as qualified performance-based compensation, the maximum aggregate dollar amount that may be paid in any calendar year to an employee with respect to Performance Awards may not exceed Ten Million Dollars ($10,000,000). If, after grant, an Option is cancelled, the cancelled Option shall continue to be counted against the maximum number of shares for which options may be granted to an employee as described in this Section 2.4.

2.5 Outside Director Awards.  Each Outside Director may be granted Awards (each an “Outside Director Award”) each fiscal year for up to Seventy-Five Thousand (75,000) shares of Stock, as determined by the Board of Directors. Notwithstanding anything to the contrary in this Plan, the foregoing limitation shall be subject to adjustment under Section 5.2. The number of shares of Stock subject to each Outside Director Award or the formula pursuant to which such number shall be determined, the type or types of Awards included in the Outside Director Awards, the date of grant and the vesting, expiration and other terms applicable to such Outside Director Awards shall be specified from time to time by the Board of Directors, subject to the terms of this Plan, including the terms specified in Section 3.

SECTION 3

TERMS OF AWARDS

3.1 Terms and Conditions of All Awards.

(a) The number of shares of Stock as to which an Award may be granted will be determined by the Committee in its sole discretion, subject to the provisions of Section 2.2 as to the total number of shares available for grants under the Plan and subject to the limits in Section 2.4.

(b) Each Award will be evidenced by an Award Agreement in such form and containing such terms, conditions and restrictions as the Committee may determine to be appropriate, including without limitation, Performance Goals, if any, that must be achieved as a condition to vesting or settlement of the Award, or be made subject to the terms of an Award Program, containing such terms, conditions and restrictions as the Committee may determine to be appropriate, including without limitation, Performance Goals that must be achieved as a condition to vesting or settlement of the Award. Performance Goals, if any, attributable to any Award which is intended to be

“performance-based” compensation under Code Section 162(m) shall be established before twenty-five percent (25%) of the Performance Period has elapsed, but in no event later than ninety (90) days after the first day of a Performance Period. At the time any Performance Goals are established, the outcome as to whether the Performance Goals will be met must be substantially uncertain. If any Performance Goals are established as a condition to vesting or settlement of an Award, the Committee shall certify in writing that the applicable Performance Goals were in fact satisfied before such Award is vested or settled, as applicable. Each Award Agreement or Award Program is subject to the terms of the Plan and any provisions contained in the Award Agreement or Award Program that are inconsistent with the Plan are null and void. To the extent an Award is subject to Performance Goals with the intent that the Award constitute performance-based compensation under Code Section 162(m), the Committee shall comply with all applicable requirements under Code Section 162(m) and the rules and regulations promulgated thereunder in granting and settling such Award. The Committee may, but is not required to, structure any Award so as to qualify as performance-based compensation under Code Section 162(m).

(c) The date as of which an Award is granted will be the date on which the Committee has approved the terms and conditions of the Award and has determined the recipient of the Award and the number of shares, if any, covered by the Award, and has taken all such other actions necessary to complete the grant of the Award or such later date as may be specified in the approval of such Award.

(d) Any Award may be granted in connection with all or any portion of a previously or contemporaneously granted Award. Exercise or vesting of an Award granted in connection with another Award may result in a pro rata surrender or cancellation of any related Award, as specified in the applicable Award Agreement or Award Program.

(e) Awards are not transferable or assignable except by will or by the laws of descent and distribution and are exercisable, during the Participant’s lifetime, only by the Participant; or in the event of the Disability of the Participant, by the legal representative of the Participant; or in the event of death of the Participant, by the legal representative of the Participant’s estate or if no legal representative has been appointed, by the successor in interest determined under the Participant’s will; except to the extent that the Committee may provide otherwise as to any Awards other than Incentive Stock Options.

(f) After the date of grant of an Award, the Committee may, in its sole discretion, modify the terms and conditions of an Award, except to the extent that such modification would be inconsistent with other provisions of the Plan or would adversely affect the rights of a Participant under the Award (except as otherwise permitted under the Plan).

3.2 Terms and Conditions of Options.  Each Option granted under the Plan must be evidenced by an Award Agreement. At the time any Option is granted, the Committee will determine whether the Option is to be an Incentive Stock Option described in Code Section 422 or a Non-Qualified Stock Option, and the Option must be clearly identified as to its status as an Incentive Stock Option or a Non-Qualified Stock Option. Incentive Stock Options may only be granted to employees of the Company or any Subsidiary or Parent. At the time any Incentive Stock Option granted under the Plan is exercised, the Company will be entitled to legend the certificates representing the shares of Stock purchased pursuant to the Option to clearly identify them as representing the shares purchased upon the exercise of an Incentive Stock Option. An Incentive Stock Option may only be granted within ten (10) years from the earlier of the date the Plan is adopted or approved by the Company’s stockholders.

(a) Option Price.  Subject to adjustment in accordance with Section 5.2 and the other provisions of this Section 3.2, the exercise price (the “Exercise Price”) per share of Stock purchasable under any Option must be as set forth in the applicable Award Agreement, but in no event may it be less than the Fair Market Value on the date the Option is granted. With respect to each grant of an Incentive Stock Option to a Participant who is an Over 10% Owner, the Exercise Price may not be less than 110% of the Fair Market Value on the date the Option is granted. Except as provided in Section 5.2, without approval of the Company’s stockholders the exercise price of an Option may not be amended or modified after the grant of the Option, and an Option may not be surrendered in consideration of, or in exchange for, the grant of a new Option having an exercise price below that of the Option that was surrendered, Stock or cash.

(b) Option Term.  Any Incentive Stock Option granted to a Participant who is not an Over 10% Owner is not exercisable after the expiration of eight (8) years after the date the Option is granted. Any Incentive Stock Option granted to an Over 10% Owner is not exercisable after the expiration of five (5) years after the date the Option is granted. The term of any Non-Qualified Stock Option shall be as specified in the applicable Award Agreement but shall be no greater than eight (8) years after the date the Option is granted.

(c) Payment.  Payment for all shares of Stock purchased pursuant to exercise of an Option will be made in any form or manner authorized by the Committee in the Award Agreement or by amendment thereto, including, but not limited to, cash or, if the Award Agreement provides:

(i) by delivery to the Company of a number of shares of Stock which have been owned by the holder for at least six (6) months prior to the date of exercise having an aggregate Fair Market Value of not less than the product of the Exercise Price multiplied by the number of shares the Participant intends to purchase upon exercise of the Option on the date of delivery;

(ii) in a cashless exercise through a broker; or

(iii) by having a number of shares of Stock withheld, the Fair Market Value of which as of the date of exercise is sufficient to satisfy the Exercise Price.

Payment must be made at the time that the Option or any part thereof is exercised, and no shares may be issued or delivered upon exercise of an Option until full payment has been made by the Participant. The holder of an Option, as such, has none of the rights of a stockholder.

(d) Conditions to the Exercise of an Option.  Each Option granted under the Plan is exercisable by whom, at such time or times, or upon the occurrence of such event or events, and in such amounts, as the Committee specifies in the Award Agreement; provided, however, that subsequent to the grant of an Option, the Committee, at any time before complete termination of such Option, may modify the terms of an Option to the extent not prohibited by the terms of the Plan, including, without limitation, accelerating the time or times at which such Option may be exercised in whole or in part, including, without limitation, upon a change in control and may permit the Participant or any other designated person to exercise the Option, or any portion thereof, for all or part of the remaining Option term, notwithstanding any provision of the Award Agreement to the contrary.

(e) Termination of Incentive Stock Options.  With respect to an Incentive Stock Option, in the event of Termination of Employment of a Participant, the Option or portion thereof held by the Participant which is unexercised will expire, terminate, and become unexercisable no later than the expiration of three (3) months after the date of Termination of Employment; provided, however, that in the case of a holder whose Termination of Employment is due to death or Disability, one (1) year will be substituted for such three (3) month period; provided, further that such time limits may be exceeded by the Committee under the terms of the grant, in which case, the Incentive Stock Option will be a Non-Qualified Option if it is exercised after the time limits that would otherwise apply. For purposes of this Subsection (e), Termination of Employment of the Participant will not be deemed to have occurred if the Participant is employed by another corporation (or a parent or subsidiary corporation of such other corporation) which has assumed the Incentive Stock Option of the Participant in a transaction to which Code Section 424(a) is applicable.

(f) Special Provisions for Certain Substitute Options.  Notwithstanding anything to the contrary in this Section 3.2, any Option issued in substitution for an option previously issued by another entity, which substitution occurs in connection with a transaction to which Code Section 424(a) is applicable, may provide for an exercise price computed in accordance with such Code Section and the regulations thereunder and may contain such other terms and conditions as the Committee may prescribe to cause such substitute Option to contain as nearly as possible the same terms and conditions (including the applicable vesting and termination provisions) as those contained in the previously issued option being replaced thereby.

(g) No Reload Grants.  Options shall not be granted under the Plan in consideration for and shall not be conditioned upon the delivery of shares of Stock to the Company in payment of the exercise price and/or tax withholding obligation under any other option held by a Participant.

(h) No Repricing.  Except as provided in Section 5.2, without the approval of the Company’s stockholders the exercise price of an Option may not be amended or modified after the grant of the Option and an Option may not be surrendered in consideration of, or in exchange for, the grant of a new Option having an exercise price below that of the Option that was surrendered, Stock, cash, or any other Award.

3.3 Terms and Conditions of Stock Appreciation Rights.  Each Stock Appreciation Right granted under the Plan must be evidenced by an Award Agreement. A Stock Appreciation Right entitles the Participant to receive the excess of (1) the Fair Market Value of a specified or determinable number of shares of the Stock at the time of payment or exercise over (2) a specified or determinable price which may not be less than the Fair Market Value of the Stock on the date of grant. A Stock Appreciation Right granted in connection with another Award may only be exercised to the extent that the related Award has not been exercised, paid or otherwise settled.

(a) Settlement.  Upon settlement of a Stock Appreciation Right, the Company must pay to the Participant the appreciation in cash or shares of Stock (valued at the aggregate Fair Market Value on the date of payment or exercise) as provided in the Award Agreement or, in the absence of such provision, as the Committee may determine.

(b) Term.  The term of any Stock Appreciation Right shall be as specified in the applicable Award Agreement but shall be no greater than eight (8) years after the date the Stock Appreciation Right is granted.

(c) Conditions to Exercise.  Each Stock Appreciation Right granted under the Plan is exercisable or payable at such time or times, or upon the occurrence of such event or events, and in such amounts, as the Committee specifies in the Award Agreement; provided, however, that subsequent to the grant of a Stock Appreciation Right, the Committee, at any time before complete termination of such Stock Appreciation Right, may accelerate the time or times at which such Stock Appreciation Right may be exercised or paid in whole or in part.

(d) No Repricing.  Except as provided in Section 5.2, without the approval of the Company’s stockholders the price of a Stock Appreciation Right may not be amended or modified after the grant of the Stock Appreciation Right, and a Stock Appreciation Right may not be surrendered in consideration of, or in exchange for, the grant of a new Stock Appreciation Right having a price below that of the Stock Appreciation Right that was surrendered, Stock, cash, or any other Award.

3.4 Terms and Conditions of Stock Awards.  The number of shares of Stock subject to a Stock Award and restrictions or conditions on such shares, if any, will be as the Committee determines, and the certificate for such shares will bear evidence of any restrictions or conditions. Subsequent to the date of the grant of the Stock Award, the Committee has the power to permit, in its discretion, an acceleration of the expiration of an applicable restriction period with respect to any part or all of the shares awarded to a Participant. The Committee may require a cash payment from the Participant in an amount no greater than the aggregate Fair Market Value of the shares of Stock awarded determined at the date of grant in exchange for the grant of a Stock Award or may grant a Stock Award without the requirement of a cash payment.

3.5 Terms and Conditions of Dividend Equivalent Rights.  A Dividend Equivalent Right entitles the Participant to receive payments from the Company in an amount determined by reference to any cash dividends paid on a specified number of shares of Stock to Company stockholders of record during the period such rights are effective. The Committee may impose such restrictions and conditions on any Dividend Equivalent Right as the Committee in its discretion shall determine, including the date any such right shall terminate and may reserve the right to terminate, amend or suspend any such right at any time.

(a) Payment.  Payment in respect of a Dividend Equivalent Right may be made by the Company in cash or shares of Stock (valued at Fair Market Value as of the date payment is owed) as provided in the Award Agreement or Award Program, or, in the absence of such provision, as the Committee may determine.

(b) Conditions to Payment.  Each Dividend Equivalent Right granted under the Plan is payable at such time or times, or upon the occurrence of such event or events, and in such amounts, as the Committee specifies in the applicable Award Agreement or Award Program; provided, however, that subsequent to the grant of a Dividend Equivalent Right, the Committee, at any time before complete termination of such Dividend Equivalent Right, may accelerate the time or times at which such Dividend Equivalent Right may be paid in whole or in part.

3.6 Terms and Conditions of Performance Awards.  A Performance Award shall entitle the Participant to receive, at a specified future date, payment of an amount equal to all or a portion of either (i) the value of a specified or determinable number of units (stated in terms of a designated or determinable dollar amount per unit) granted by the Committee, or (ii) a percentage or multiple of a specified amount determined by the Committee. At the time of the grant, the Committee must determine the base value of each unit; the number of units subject to a Performance Award, the specified amount and the percentage or multiple of the specified amount, as may be applicable; and the Performance Goals applicable to the determination of the ultimate payment value of the Performance Award. The Committee may provide for an alternate base value for each unit or an alternate percentage or multiple under certain specified conditions.

(a) Payment.  Payment in respect of Performance Awards may be made by the Company in cash or shares of Stock (valued at Fair Market Value as of the date payment is owed) as provided in the applicable Award Agreement or Award Program or, in the absence of such provision, as the Committee may determine.

(b) Conditions to Payment.  Each Performance Award granted under the Plan shall be payable at such time or times, or upon the occurrence of such event or events, and in such amounts, as the Committee may specify in the applicable Award Agreement or Award Program; provided, however, that subsequent to the grant of a Performance Award, the Committee, at any time before complete termination of such Performance Award, may accelerate the time or times at which such Performance Award may be paid in whole or in part.

3.7 Terms and Conditions of Restricted Stock Units.  Restricted Stock Units shall entitle the Participant to receive, at a specified future date or event, payment of an amount equal to all or a portion of the Fair Market Value of a specified number of shares of Stock at the end of a specified period. At the time of the grant, the Committee will determine the factors which will govern the portion of the Restricted Stock Units so payable, including, at the discretion of the Committee, any performance criteria that must be satisfied as a condition to payment. Restricted Stock Unit awards containing performance criteria may be designated as performance share awards.

(a) Payment.  Payment in respect of Restricted Stock Units may be made by the Company in cash or shares of Stock (valued at Fair Market Value as of the date payment is owed) as provided in the applicable Award Agreement or Award Program, or, in the absence of such provision, as the Committee may determine.

(b) Conditions to Payment.  Each Restricted Stock Unit granted under the Plan is payable at such time or times, or upon the occurrence of such event or events, and in such amounts, as the Committee may specify in the applicable Award Agreement or Award Program; provided, however, that subsequent to the grant of a Restricted Stock Unit, the Committee, at any time before complete termination of such Restricted Stock Unit, may accelerate the time or times at which such Restricted Stock Unit may be paid in whole or in part.

3.8 Terms and Conditions of Phantom Stock.  Phantom Stock shall entitle the Participant to receive, at a specified future date, payment of an amount equal to all or a portion of the Fair Market Value of a specified number of shares of Stock at the end of a specified period. At the time of the grant, the Committee shall determine the factors which will govern the portion of the rights so payable, including, at the discretion of the Committee, any Performance Goals that must be satisfied as a condition to payment.

(a) Payment.  Payment in respect of Phantom Stock may be made by the Company in cash or shares of Stock (valued at Fair Market Value on the date of payment) as provided in the Award Agreement, or, in the absence of such provision, as the Committee may determine.

(b) Conditions to Payment.  Each grant of Phantom Stock under the Plan shall be payable at such time or times, or upon the occurrence of such event or events, and in such amounts, as the Committee shall specify in the applicable Award Agreement or Award Program; provided, however, that subsequent to the grant of a Phantom Stock, the Committee, at any time before complete termination of such Phantom Stock, may accelerate the time or times at which such Phantom Stock may be paid in whole or in part.

3.9 Treatment of Awards Upon Termination of Employment.  Except as otherwise provided by Plan Section 3.2(e), any award under this Plan to a Participant who has experienced a Termination of Employment or termination of some other service relationship with the Company and its Affiliates may be cancelled, accelerated, paid or continued, as provided in the applicable Award Agreement or Award Program, or, as the Committee may otherwise determine to the extent not prohibited by the Plan. The portion of any Award exercisable in the event of continuation or the amount of any payment due under a continued Award may be adjusted by the Committee to reflect the Participant’s period of service from the date of grant through the date of the Participant’s Termination of Employment or other service relationship or such other factors as the Committee determines are relevant to its decision to continue the Award.

SECTION 4

RESTRICTIONS ON STOCK

4.1 Escrow of Shares.  Any certificates representing the shares of Stock issued under the Plan will be issued in the Participant’s name, but, if the applicable Award Agreement or Award Program so provides, the shares of Stock will be held by a custodian designated by the Committee (the “Custodian”). Each applicable Award Agreement or Award Program providing for transfer of shares of Stock to the Custodian must appoint the Custodian as the attorney-in-fact for the Participant for the term specified in the applicable Award Agreement or Award Program, with full power and authority in the Participant’s name, place and stead to transfer, assign and convey to the Company any shares of Stock held by the Custodian for such Participant, if the Participant forfeits the shares under the terms of the applicable Award Agreement or Award Program. During the period that the Custodian holds the shares subject to this Section, the Participant is entitled to all rights, except as provided in the applicable Award Agreement or Award Program, applicable to shares of Stock not so held. Any dividends declared on shares of Stock held by the Custodian must, as provided in the applicable Award Agreement or Award Program, be paid directly to the Participant or, in the alternative, be retained by the Custodian or by the Company until the expiration of the term specified in the applicable Award Agreement or Award Program and shall then be delivered, together with any proceeds, with the shares of Stock to the Participant or to the Company, as applicable.

4.2 Restrictions on Transfer.  The Participant does not have the right to make or permit to exist any disposition of the shares of Stock issued pursuant to the Plan except as provided in the Plan or the applicable Award Agreement or Award Program. Any disposition of the shares of Stock issued under the Plan by the Participant not made in accordance with the Plan or the applicable Award Agreement or Award Program will be void. The Company will not recognize, or have the duty to recognize, any disposition not made in accordance with the Plan and the applicable Award Agreement or Award Program, and the shares so transferred will continue to be bound by the Plan and the applicable Award Agreement or Award Program.

SECTION 5

GENERAL PROVISIONS

5.1 Withholding.  The Company must deduct from all cash distributions under the Plan any taxes required to be withheld by federal, state or local government. Whenever the Company proposes or is required to issue or transfer shares of Stock under the Plan or upon the vesting of any Award, the Company has the right to require the recipient to remit to the Company an amount sufficient to satisfy any federal, state and local tax withholding requirements prior to the delivery of any certificate or certificates for such shares or the vesting of such Award. A Participant may pay the withholding obligation in cash, or, if and to the extent the applicable Award Agreement or Award Program so provides, a Participant may elect to have the number of shares of Stock he is to receive reduced by, or tender back to the Company, the smallest number of whole shares of Stock which, when multiplied by the Fair Market Value of the shares of Stock determined as of the Tax Date (defined below), is sufficient to satisfy federal, state and local, if any, withholding obligation arising from exercise or payment of an Award (a “Withholding Election”).

5.2 Changes in Capitalization; Merger; Liquidation.

(a) The number of shares of Stock reserved for the grant of Awards under the Plan; the number of shares of Stock reserved for issuance pursuant to Awards granted under the Plan; the Exercise Price of each outstanding Option; the strike price of each outstanding Stock Appreciation Right; the specified number of shares of Stock to which each Award pertains; and the maximum number of shares as to which Awards may be granted, shall be proportionately adjusted for any nonreciprocal transaction between the Company and the holders of capital stock of the Company that causes the per share value of the shares of Stock underlying an Award to change, such as a stock dividend, stock split, spin-off, rights offering, or recapitalization through a large, nonrecurring cash dividend (each, an “Equity Restructuring”). Any adjustment described in the preceding sentence may include a substitution in whole or in part of other equity securities of the issuer and the class involved in such Equity Restructuring in lieu of the shares of Stock that are subject to the Award.

(b) In the event of a merger, consolidation, reorganization, extraordinary dividend, spin-off, sale of substantially all of the Company’s assets, other change in capital structure of the Company, tender offer for shares of Stock, or a change in control of the Company (as defined by the Committee in the applicable Award Agreement) that in each case does not constitute an Equity Restructuring, the Committee may make such adjustments with respect to Awards and take such other action as it deems necessary or appropriate, including, without limitation, the substitution of new Awards, or the adjustment of outstanding Awards, the acceleration of Awards, the removal of restrictions on outstanding Awards, or the termination of outstanding Awards in exchange for the cash value determined in good faith by the Committee of the vested and/or unvested portion of the Award, all as may be provided in the applicable Award Agreement or, if not expressly addressed therein, as the Committee subsequently may determine in its sole discretion. Any adjustment pursuant to this Section 5.2 may provide, in the Committee’s discretion, for the elimination without payment therefor of any fractional shares that might otherwise become subject to any Award, but except as set forth in this Section may not otherwise diminish the then value of the Award.

(c) The existence of the Plan and the Awards granted pursuant to the Plan shall not affect in any way the right or power of the Company to make or authorize any adjustment, reclassification, reorganization or other change in its capital or business structure, any merger or consolidation of the Company, any issue of debt or equity securities having preferences or priorities as to the Stock or the rights thereof, the dissolution or liquidation of the Company, any sale or transfer of all or any part of its business or assets, or any other corporate act or proceeding.

5.3 Awards to Non-U.S. Employees.  The Committee shall have the power and authority to determine which Affiliates shall be covered by this Plan and which employees outside the U.S. shall be eligible to participate in the Plan. The Committee may adopt, amend or rescind rules, procedures or sub-plans relating to the operation and administration of the Plan to accommodate the specific requirements of local laws, procedures, and practices. Without limiting the generality of the foregoing, the Committee is specifically authorized to adopt rules, procedures and sub-plans with provisions that limit or modify rights on death, disability or retirement or on termination of employment; available methods of exercise or settlement of an award; payment of income, social insurance contributions and payroll taxes; the withholding procedures and handling of any stock certificates or other indicia of ownership which vary with local requirements. The Committee may also adopt rules, procedures or sub-plans applicable to particular Affiliates or locations.

5.4 Compliance with Code.

(a) Code Section 422.  All Incentive Stock Options to be granted hereunder are intended to comply with Code Section 422, and all provisions of the Plan and all Incentive Stock Options granted hereunder must be construed in such manner as to effectuate that intent.

(b) Code Section 409A.  Except to the extent specifically provided otherwise by the Committee, Awards under the Plan are intended to satisfy the requirements of Section 409A of the Code (and the Treasury Department guidance and regulations issued thereunder) so as to avoid the imposition of any additional taxes or penalties under Code Section 409A. If the Committee determines that an Award, Award Agreement, Award Program, payment, distribution, deferral election, transaction or any other action or arrangement contemplated by the provisions of the Plan would, if undertaken, cause a Participant to become subject to any additional taxes or other penalties under Code Section 409A, then unless the Committee specifically provides otherwise, such Award, Award Agreement, Award Program, payment, distribution, deferral election, transaction or other action or arrangement shall not be given effect to the extent it causes such result and the related provisions of the Plan, Award Agreement, and / or Award Program will be deemed modified, or, if necessary, suspended in order to comply with the requirements of Code Section 409A to the extent determined appropriate by the Committee, in each case without the consent of or notice to the Participant. To the extent any provision in the Plan, Award Agreement, or Award Program gives the Committee discretion to modify the terms and conditions of an Award, and the mere possession (as opposed to the exercise) of such discretion would result in adverse tax consequences to any Participant, then unless the Committee specifically provides otherwise, the Committee shall not have such power.

5.5 Right to Terminate Employment or Service.  Nothing in the Plan or in any Award Agreement confers upon any Participant the right to continue as an officer, employee, or director of the Company or any of its Affiliates or affect the right of the Company or any of its Affiliates to terminate the Participant’s employment or services at any time.

5.6 Non-Alienation of Benefits.  Other than as provided herein, no benefit under the Plan may be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge; and any attempt to do so shall be void. No such benefit may, prior to receipt by the Participant, be in any manner liable for or subject to the debts, contracts, liabilities, engagements or torts of the Participant.

5.7 Restrictions on Delivery and Sale of Shares; Legends.  Each Award is subject to the condition that if at any time the Committee, in its discretion, shall determine that the listing, registration or qualification of the shares covered by such Award upon any securities exchange or under any state or federal law is necessary or desirable as a condition of or in connection with the granting of such Award or the purchase or delivery of shares thereunder, the delivery of any or all shares pursuant to such Award may be withheld unless and until such listing, registration or qualification shall have been effected. If a registration statement is not in effect under the Securities Act of 1933 or any applicable state securities laws with respect to the shares of Stock purchasable or otherwise deliverable under Awards then outstanding, the Committee may require, as a condition of exercise of any Option or as a condition to any other delivery of Stock pursuant to an Award, that the Participant or other recipient of an Award represent, in writing, that the shares received pursuant to the Award are being acquired for investment and not with a view to distribution and agree that the shares will not be disposed of except pursuant to an effective registration statement, unless the Company shall have received an opinion of counsel that such disposition is exempt from such requirement under the Securities Act of 1933 and any applicable state securities laws. The Company may include on certificates representing shares delivered pursuant to an Award such legends referring to the foregoing representations or restrictions or any other applicable restrictions on resale as the Company, in its discretion, shall deem appropriate.

5.8 Listing and Legal Compliance.  The Committee may suspend the exercise or payment of any Award so long as it determines that securities exchange listing or registration or qualification under any securities laws is required in connection therewith and has not been completed on terms acceptable to the Committee.

5.9 Termination and Amendment of the Plan.  The Board of Directors at any time may amend or terminate the Plan without shareholder approval; provided, however, that the Board of Directors shall obtain shareholder approval for any amendment to the Plan that increases the number of shares of Stock available under the Plan, materially expands the classes of individuals eligible to receive Awards, materially expands the type of awards available for issuance under the Plan, or would otherwise require shareholder approval under the rules of the applicable exchange. No such termination or amendment without the consent of the holder of an Award may adversely affect the rights of the Participant under such Award.

5.10 Stockholder Approval.  The Plan must be submitted to the stockholders of the Company for their approval within twelve (12) months before or after the adoption of the Plan by the Board of Directors of the Company. If such approval is not obtained, any Award granted hereunder will be void.

5.11 Choice of Law.  The laws of the State of Delaware shall govern the Plan, to the extent not preempted by federal law, without reference to the principles of conflict of laws.

5.12 Effective Date of Plan.  The Plan shall become effective as of the date the Plan was approved by the Board of Directors.

IN WITNESS WHEREOF, the Company has executed this Plan, and the Plan has become effective as of June 15, 2007.

BMC SOFTWARE, INC.

By:	/s/ Michael A. Vescuso

Title:	SVP of Administration

bmcsoftware

Attention: Mary Hayes
2101 CITYWEST BLVD.
HOUSTON, TX 77042-2827

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER COMMUNICATIONS
If you would like to reduce the costs incurred by BMC Software, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to BMC Software, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

BMC SOFTWARE, INC.

Vote On Directors

1. Election of ten directors to serve until the Company's 2008 Annual Meeting:

Nominees: (01) B. Garland Cupp, (02) Robert E. Beauchamp, (03) Jon E. Barfield, (04) Meldon K. Gafner, (05) Lew W. Gray, (06) P. Thomas Jenkins, (07) Kathleen A. O'Neil, (08) George F. Raymond, (09) Thomas J. Smach, (10) Tom C. Tinsley

For All	Withhold All	For All Except
O	O	O

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

Vote On Proposals

	For	Against	Abstain
2. Proposal to ratify the appointment of Ernst & Young LLP as independent registered public accountants of the Company for the fiscal year ending March 31, 2008.	O	O	O
3. Proposal to ratify and approve the BMC Software, Inc. 2007 Incentive Plan.	O	O	O

Note: Joint owners must each sign. Please sign your name exactly as it appears on the stock certificate. When signing as attorney, executor, administrator, trustee or guardian, please give full title. If held by a corporation, please sign in the full corporate name by the president or other authorized officer.

For address changes and/or comments, please check this box and write them on the back where indicated. O

	YES	NO
Please indicate if you plan to attend this meeting.	O	O

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date